Exhibit 4

This document is not a certified transaction and is a free translation only. This translation is provided for informational purposes only. Any attempt to subscribe for shares using this English translation of the subscription agreement or otherwise not in compliance with the instruction included in the Portuguese-language Pedido de Reserva para Acionistas PN will be void.

Due to the complexities of language translation, translations are not always precise. The original document was prepared in Portuguese and in case of any divergence, discrepancy or difference between this version and the Portuguese version, the Portuguese version shall prevail. The Portuguese version is the only valid and complete version and shall prevail for any and all purposes. There is no assurance as to the accuracy, reliability or completeness of the translation. Any person reading this translation and relying on it should do so at his or her own risk.

REQUEST FOR SUBSCRIPTION FOR REGISTERED PREFERRED

SHAREHOLDERS

Oi S.A.

Publicly-Held Company with Authorized Capital

Rua do Lavradio, No. 71, 2ndº floor, Centro

Rio de Janeiro, RJ, Brasil

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.3.0029520-8

Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários – CVM) Code No. 11312

BM&FBOVESPA Ticker Symbol: “OIBR4”

ISIN Code: “BROIBRACNPR8”

No.

Request for Subscription for Registered Preferred Shareholders (“Request for Subscription for Registered Preferred Shareholders”) for the public offering for primary distribution of, initially, (i) 1,917,028,657 common shares issued by the Company, all registered, in book-entry form, and without nominal value, free and clear of any liens or encumbrances, (“Common Shares”) and (ii) 3,834,057,3150 preferred shares issued by the Company, all registered, in book-entry form, and without nominal value, free and clear of any liens or encumbrances,(“Preferred Shares” and, together with the Common Shares, “Shares”), including American Depositary Shares (“ADSs”), represented by American Depositary Receipts (“ADRs”), all free and clear of any liens or encumbrances, to be simultaneously held in Brazil and overseas (“Global Offering” or “Offering”).

1.	GLOBAL OFFERING

The Offering will include, simultaneously:

(i) the Brazilian offering (“Brazilian Offering”), which will consist of the public offering for primary distribution of Shares (with the exception of ADSs) (“Brazilian Offering Shares”), to be held in Brazil, at a non-organized over-the-counter market, pursuant to the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários – CVM) (“CVM”) Instruction No. 400, dated December 29, 2003, as amended (“CVM Instruction 400”), under the coordination of Banco BTG Pactual S.A. (“BTG Pactual” or “Lead Coordinator” or “Stabilizing Agent”), of Bank of America Merrill Lynch Banco Múltiplo S.A. (“BofA Merrill Lynch”), of Banco Barclays S.A. (“Barclays”), of Citigroup Global Markets Brasil, Corretora de Câmbio, Títulos e Valores Mobiliários S.A. (“Citi”), of Banco de Investimentos Credit Suisse (Brasil) S.A. (“Credit Suisse”), of BES Investimento do Brasil S.A. – Banco de Investimento (“BESI”) and of HSBC Bank Brasil S.A. – Banco Múltiplo (“HSBC” and, together with BTG Pactual, BofA Merrill Lynch, Barclays, Citi, Credit Suisse and BESI, “Brazilian Coordinators”), of BB – Banco de Investimento S.A. (“BB Investimentos”), of Banco Bradesco BBI S.A. (“Bradesco BBI”), of Banco Caixa Geral – Brasil S.A. (“Caixa Geral”), of Goldman Sachs do Brasil Banco Múltiplo S.A. (“Goldman Sachs”), of Banco Itaú BBA S.A. (“Itaú BBA”), of Banco Morgan Stanley S.A. (“Morgan Stanley”) and of Banco Santander (Brasil) S.A. (“Santander” and, together with BB Investimentos, Bradesco BBI, Caixa Geral, Goldman Sachs, Itaú BBA and Morgan Stanley, the “Brazilian Bookrunners” and, together with the Brazilian Coordinators, “Brazilian Joint Bookrunners”), and with the participation of XP Investimentos Corretora de Câmbio, Títulos e Valores Mobiliários S.A. (“XP Investimentos”) and of Banco BNP Paribas Brasil S.A. (“BNP Paribas” and, together with XP Investimentos, the “Brazilian Co-Managers”) and of established consortium institutions authorized to operate in the Brazilian stock market, accredited by the São Paulo Stock Exchange (BM&FBOVESPA S.A. – Bolsa de Valores Mercadorias e Futuros (“BM&FBOVESPA”), invited to participate in the Brazilian Offering exclusively for the purpose of placing the Brazilian Offering Shares through Non-Institutional Investors (“Consortium Institutions” and, together with the Brazilian Joint Bookrunners and the Brazilian Co-Managers, “Institutions Participating in the Brazilian Offering”). BTG Pactual US Capital LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Banco Espírito Santo de Investimento S.A., HSBC Securities (USA) Inc., Banco do Brasil Securities LLC, Bradesco Securities, Inc., Caixa – Banco de Investimento, S.A., Goldman, Sachs & Co., Itau BBA USA Securities, Inc., Morgan Stanley & Co. and Santander Investment Securities Inc. will simultaneously attempt to place the Brazilian Offering Shares overseas. (together, the “International Placement Agents”), exclusively with investors from other countries, except for Brazil and the United States of America, pursuant to applicable legislation in each investor’s country of residence, and provided they invest in Brazil pursuant to the investment mechanisms of Law No. 4,131, dated September 3, 1962, as amended, (“Law 4,131”), or of the National Monetary Council (“CMN”) Resolution No. 2,689, dated January 26, 2000, as amended (“CMN Resolution No. 2,689”), and CVM Instruction No. 325, dated January 27, 2000, as amended (“CVM Instruction 325” and “Foreign Investors”, respectively); and

(ii) the international offering, under the coordination of Banco BTG Pactual S.A. - Cayman Branch, of Merrill Lynch, Pierce, Fenner & Smith Incorporated, of Barclays Capital Inc., of Citigroup Global Markets Inc., of Credit Suisse Securities (USA) LLC, of Banco Espírito Santo de Investimento S.A. and of HSBC Securities (USA) Inc. (together, the “Global Coordinators of the International Offering “), from Banco do Brasil Securities LLC, from Bradesco Securities, Inc., from Caixa – Banco de Investimento, S.A., from Goldman, Sachs & Co., from Itau BBA USA Securities, Inc., from Morgan Stanley & Co. LLC. and from Santander Investment Securities Inc. (together with the Global Coordinators of the International Offering, “Joint Bookrunners of the International Offering”) and with the participation of other contracted financial institutions, which consists of the public offering for primary distribution of Shares in the United States of America (“International Offering Shares”), in the form of ADSs, represented by ADRs, to be listed and admitted for trading in the NYSE, in accordance with the U.S. Securities Act of 1933, as amended (“Securities Act”) (“International Offering”). Each ADS represents 1 Preferred Share or 1 Common Share, as the case may be.

The Global Offering will be registered: (i) for the Brazilian Offering, with the CVM in Brazil, pursuant to CVM Instruction 400; and (ii) for the International Offering, in the United States of America with the U.S. Securities and Exchange Commission (“SEC”), in accordance with the Securities Act.

The Global Offering is part of the transaction announced by the Company, through the material fact dated October 2, 2013 (“Material Fact”), which will result in the meeting of the shareholders of the Company, Portugal Telecom SGPS S.A. (“Portugal Telecom”) and Telemar Participações S.A. (“TmarPart”) and will combine the activities and businesses developed by the Company in Brazil, and by Portugal Telecom, in Portugal and the countries in Africa where it operates, to consolidate the industrial partnership between the Company and Portugal Telecom, which started in 2010 and has been underway since then (“Industrial Partnership”) (whereby said operations, together with the Global Offering, constitute the “Corporate Transaction”). After the Global Offering, meetings will be held to deliberate Oi’s merger of shares by TmarPart, and the merger of Portugal Telecom by TmarPart, which for the purposes of this Request for Subscription, will be entitled “CorpCo”, its share capital consisting exclusively of common shares to be listed (i) in Brazil, on the Novo Mercado, a special listing segment of BM&FBOVESPA S.A., (ii) in the United States of America, in the New York Stock Exchange (“NYSE”), and (iii) in Portugal, in the NYSE Euronext Lisbon (“Euronext”).

The conclusion of the Corporate Transaction, as well as all the other corporate transactions associated with the Corporate Transaction, is subject to various conditions, including the approval of corporate transaction by the appropriate corporate bodies of each of the companies involved, obtaining legal and regulatory authorization, creditor and third-party consent, among other conditions. For more information regarding the Corporate Transaction, see “Company Summary - Corporate Transaction” in the Preliminary Prospectus.

Within the scope of the Global Offering, the placement of Common Shares and Preferred Shares will be subject to the ratio of at least 1/3 (one-third) common shares and at most 2/3 (two-thirds) preferred shares, issued by the Company pursuant to its by-laws (“Statutory Ratio”). Overall, given that the Offering is part of the Corporate Transaction (which, if approved by all the appropriate bodies, and provided all the corporate and regulatory conditions and approvals are implemented, and all creditor and third-party consents are obtained, as set forth above, will result in the union of the Company’s business with that of Portugal Telecom, into one company that will be listed in the Novo Mercado) all of the Company’s shareholders will hold only common shares issued by CorpCo at the end of the Corporate Transaction as set forth in the Material Fact.

Pursuant to the terms of article 24 of CVM Instruction 400, the amount of Shares initially offered, (i) without taking Additional Shares into consideration (as defined below) and (ii) in compliance with the Statutory Ratio, can be increased by up to 15%, that is, up to 862,662,895 Shares, with up to 287,554,298 Common Shares, and up to 575,108,597 Preferred Shares, including Shares in the form of ADSs, represented by ADRs, to be issued by the Company, under the same conditions and at the same price as the Shares initially offered (“Supplemental Shares”), pursuant to the option to be granted by the Company to BTG Pactual in the Contract for the Coordination, Placement, and Firm Guarantee of the Settlement of Common and Preferred Shares Issued by Oi S.A., to be entered into by the Company, the Offering Coordinators, and BM&FBOVESPA, with the latter acting as the intervening and consenting party (“Brazilian Placement Contract” and “Supplemental Share Option”). The Supplemental Shares will be exclusively designated to resolve a potential excess in demand resulting from the Global Offering. The Stabilizing Agent will have the exclusive right, but not the obligation, as of the date of signing the Brazilian Placement Contract, and for a period of up to 30 days as of the date of publication of the Announcement of the Commencement of the Public Offering for Primary Distribution of Common and Preferred Shares Issued by Oi S.A. (“Announcement of Commencement”), to exercise the Supplemental Share Option, in whole or in part, once or various times, after written notification to the other Offering Coordinators, provided the over-allotment decision, at the time of the establishment of the Preferred Share Price (as defined below) is mutually agreed upon by the Offering Coordinators. The stabilization of the Common Shares will only take place in an ancillary manner that is linked to the stabilization of Preferred Shares so as to guarantee the upholding of the Statutory Ratio with respect to the exercise of the Supplemental Share Option.

Pursuant to the terms of article 14, paragraph 2, of CVM Instruction 400, the amount of Shares initially offered (without taking Supplemental Shares into consideration), may, at the Company’s discretion, upon the mutual agreement of Offering Coordinators and International Offering Coordinators, be increased by up to 20%, that is, up to 1,150,217,194 Shares to be issued by the Company, meaning up to 383,405,731 Common Shares, and up to 766,811,463 Preferred Shares (thereby complying with the

Statutory Ratio), including Shares in the form of ADSs, represented by ADRs, under the same conditions and at the same price as Shares initially offered (“Additional Shares”).

2.	CORPORATE APPROVALS

The completion of the Global Offering via an increase in the Company’s share capital, with the exclusion of the shareholders’ right of preference, as per article 172, paragraph I, of Law No. 6,404, dated December 15, 1976, as amended (“Brazilian Corporations Law”), and of article 9 of the Company’s by-laws, but with the concession of priority to the Company’s current shareholders as per article 21 of CVM Instruction 400, was approved at the Board of Directors meeting held on February 19, 2014, the minutes of which were published in the Official Gazette of the State of Rio de Janeiro (Diário Oficial do Estado do Rio de Janeiro) (“DOERJ”) and in the newspaper Valor Econômico, in the March 25, 2014 edition, and registered at the Board of Trade of the State of Rio de Janeiro (Junta Comercial do Estado do Rio de Janeiro) (“JUCERJA”), under No. 000026011938, on March 10, 2014.

The completion of the Global Offering was reratified at the Board of Directors meeting held on April 1, 2014, the minutes of which will be published in the DOERJ and the newspaper Valor Econômico, and registered at JUCERJA.

The Company’s authorized capital was increased with the consequent amendment of article 6 of the Company’s by-laws, as approved in an extraordinary general shareholders meeting held on March 27, 2014, the minutes of which will be published in the DOERJ and the newspaper Valor Econômico, and registered at JUCERJA.

The Price per Preferred Share (as defined below), and the increase in the Company’s capital stock, within the authorized capital limit set forth in its by-laws, and with the issuance of common and preferred shares in accordance with the Statutory Ratio, will be approved at a meeting of the Company’s Board of Directors to be held between the conclusion of the Bookbuilding Procedure (as defined below) and the publication of the Announcement of Commencement, the minutes of which will be registered at the Board of Trade of the State of Rio de Janeiro and published in the newspaper Valor Econômico on the date of publication of the Announcement of Commencement, and in the Official Gazette of the State of Rio de Janeiro on the following business day.

The establishment of the Price of Common Shares (as defined below) based on the Price of Preferred Shares, and appraised in accordance with the conversion rate of 1 Preferred Share for 0.9211 Common Shares reflects the ratio to be used for the Company’s merger of shares by TmarPart, as agreed upon in the Memorandum of Understanding executed within the scope of the Corporate Transaction on October 1, 2013, and disclosed via a Notice to the Market published on October 02, 2013, the execution of which was ratified at the Company’s Board of Directors meeting held on December 18, 2013.

3.	TARGET GROUP OF REQUEST FOR SUBSCRIPTION

This Request for Subscription may only be made by owners of preferred shares issued by the Company, including in the form of ADRs (in adherence to the procedure described below) (“Shareholders”), at the First Cut-Off date (as defined below) (“Priority Offering”).

The Priority Offering will be held pursuant to the terms of article 21 of CVM Instruction 400, to ensure Shareholder participation, based on the identification of Shareholders holders of common shares and/or preferred shares issued by the Company and held by BM&FBOVESPA or Banco do Brasil S.A., a depositary of the Company’s shares, as the case may be, (a) at the end of the day on April 09, 2014 (“First Cut-Off Date”); and (b) considering the amount of respective shares held at the end of the day on April 17, 2014 (“Second Cut-Off Date”). The Priority Offering is exclusively intended for Shareholders and Assignees. Therefore, for the purposes of calculating the Proportional Subscription Limit (as defined below) for each Shareholder, only the amount of preferred shares issued by the Company and held by the Shareholder on the Second Cut-Off Date will be taken into consideration.

The SUBSCRIBER acknowledges that the period for filing this Request for Subscription for Registered Preferred Shareholders with Institutions Participating in the Brazilian Offering (i) for Shareholders not considered Related Persons (as defined below) is from April 10, 2014, to and including April 24, 2014 (“Priority Offering Subscription Period”); and (ii) for Shareholders considered Related Persons, on April 10, 2014, whereby this date will be seven days prior to the conclusion of the Bookbuilding Procedure (“Priority Offering Subscription Date for Related Persons”), whereby the Requests for Subscription for Registered Preferred Shareholders will not be canceled for those who file their Request for Subscription for Registered Preferred Shareholders on the Priority Offering Subscription Date for Related Persons, even in the event of an excess in demand greater than 1/3 (one-third) of the amount of Shares initially offered (without taking Supplemental Shares and Additional Shares into consideration).

For the purposes of the Offering, and pursuant to the terms of article 55 of CVM Instruction 400, persons related to the Global Offering are investors who are (i) controllers and/or directors of the Company, and/or Institutions Participating in the Brazilian Offering, International Placement Agents and/or International Offering Coordinators, (ii) other persons related to the Global Offering, and (iii) spouses or partners, ascendants, descendants, or family members related to the second degree of the persons listed in items (i) and (ii) above (“Related Persons”).

Each Shareholder that submits the Request for Subscription for the Priority Offering during the Priority Offering Subscription Period or Priority Offering Subscription Date for Related Persons, as the case may be, will be guaranteed the right to subscribe to Priority Rights Shares in an amount equal to the shareholding percentage of the respective Shareholder, by type of share, of common shares and/or preferred shares, as the case may be, of the Company’s total capital stock, on the Second Cut-Off Date, applied over the amount of Priority Offering Common Shares and/or Priority Offering Preferred Shares, as the case may be, disregarding any fractional Shares and the Company’s shares held in treasury (“Limit of the Proportional Subscription”).

As a part of the Corporate Transaction, Portugal Telecom may initially subscribe to, without considering potential unsold shares, Priority Offering Shares in an amount equivalent to an investment of up to R$$5,709.90 million (“Portugal Telecom Subscription Limit”), via the receipt of ownership rights assigned by shareholders

TmarPart, Bratel Brasil S.A., Valverde Participações S.A., AG Telecom Participações S.A., and LF Tel S.A. of the Company’s capital stock. Portugal Telecom will pay in Priority Offering Shares it subscribes, respecting the Portugal Telecom Subscription Limit, contributing to the Company, all the (i) operational assets previously belonging, directly or indirectly, to Portugal Telecom, except for direct or indirect participation held in the Company, in Contax Participações S.A. and Bratel B.V., and (ii) Portugal Telecom liabilities on the contribution date, considered in the Evaluation Report (“Assets”). Pursuant to the Brazilian Corporations Law, the Assets were evaluated by an independent specialized company, and the respective report was submitted for the deliberation and approved by the Company’s extraordinary general shareholders meeting held on March 27, 2014 (“Evaluation Report”).

Shareholders who wish to subscribe Shares in an amount greater than their respective Proportional Subscription Limits or the Portugal Telecom Subscription Limit, as the case may be, may (a) participate in the allocation of unsold shares, under the scope of the Priority Offering, as described in item 3; (b) participate in the Retail Offering, if they are Non-Institutional Investors, provided they fulfill the conditions applicable to the Retailing Offering, or, even, (c) participate in the Institutional Offering, if they are Institutional Investors, provided they fulfill the conditions applicable to the Institutional Offering.

Each shareholder who holds one preferred share issued by the Company (“Preferred Share”), including Portugal Telecom, as evidenced by their ownership positions at the First Cut-Off Date, will have the right to subscribe up to 3.40723409 Preferred Shares within the scope of the Priority Offering (“Priority Offering Preferred Shares” together with the Priority Offering Common Shares, “Priority Offering Shares”) for each preferred share issued by the Company held by them at the Second Cut-Off Date, If the amount of remaining Preferred Shares is a fraction, the amount of the investment will be limited to the value corresponding to the greatest whole number of Priority Offering Preferred Shares, discarding potential fractions of shares.

The Shareholder who holds only one common share issued by the Company at the Second Cut-Off Date, as evidenced by their ownership position at the First Cut-Off Date, will be granted the right to subscribe to a Priority Offering Common Share pursuant to the placement rules for the Shares of this Offering.

If all the Shareholders exercise their priority right to subscribe to Priority Offering Shares, all the Shares offered (without taking Supplemental Shares and Additional Shares into consideration) will be exclusively destined to the Priority Offering, whereby the Retail Offering and the Institutional Offering may not take place. For additional information regarding the risks associated with the scope of the Priority Offering, see the risk factor “If all Shareholders exercise their priority right to subscribe to Priority Offering Shares, all the Shares offered (without taking Supplemental Shares and Additional Shares into consideration) will be exclusively destined to the Priority Offering, whereby the Retail Offering and the Institutional Offering may not take place.”, located in the section “Risk Factors - Risks Associated with the Global Offering and the Shares” in the Preliminary Prospectus.

A Shareholder not exercising its right of priority within the scope of the Priority Offering or exercising its right of priority within the scope of the Priority Offering by subscribing to an amount of Shares below the respective proportion according to the shareholding position, may be diluted. For additional information on the potential dilution to which Shareholders of the Company are subject within the scope of the Global Offering, see the risk factor “Investors in the Global Offering may undergo immediate dilution as to the value of their investments in our Shares” as set forth in the section, “Risk Factors - Risks relating to the Global Offering and to Shares” and the section, “Dilution,” both in the Preliminary Prospectus.

After closing the receipt of investment intentions and/or subscription requests for the Company’s capital increase, Portugal Telecom may not consummate the Corporate Transaction, the investment in the Offering and all other corporate transaction linked to the Corporate Transaction if the percentage stake which Portugal Telecom comes to possess in CorpCo, on a totally diluted basis (excluding shares held in treasury) following the merger of the Company’s shares by CorpCo and the merger of Portugal Telecom, is equal to or less than 36.6% of the total capital. In addition, the Company may not consummate the Corporate Transaction and all other corporate transactions linked to the Corporate Transaction, including the Offering, if the percentage stake which Portugal Telecom comes to possess in CorpCo, on a totally diluted basis (excluding shares held in treasury) following the merger of the Company’s shares by CorpCo and the merger of Portugal Telecom, is greater than 39.6% of the total capital. In the event of cancellation of the Offering, the procedures set forth for the hypothesis under items 20, 21 and 24 below shall apply. See the risk factor, “The Global Offering and the Corporate Transaction as a whole may not be concluded if after the setting of the Price per Share and the closing of the investment intentions and/or subscription requests one reaches the conclusion that, after the conclusion of the Corporate Transaction, Portugal Telecom shall remain with a percentage stake equal to or less than 36.6% or greater than 39.6% in the total capital stock of CorpCo.”, as set forth in the section, “Risk Factors - Risks relating to the Global Offering and to Shares” of the Preliminary Prospectus.

Shareholders submitting Subscription Requests for the Priority Offering shall indicate in the respective Subscription Requests of the Priority Offering the value of their investment in the Shares, in compliance with the respective Proportional Subscription Limit or Subscription Limit of Portugal Telecom, as the case may be. In compliance with the Proportional Subscription Limit or Subscription Limit of Portugal Telecom, but considering the possibility of subscribing to unsold shares, there shall not be maximum or minimum investment amounts for the Priority Offering.

Shareholders will be able to assign (in this case, “Assigning Shareholders”), in whole or in part, their respective subscription rights within the scope of the Priority Offering, as well as the Subscription Requests for the Priority Offering already executed by them for third parties, Shareholders or otherwise (“Assignees”) as long as: (i) the Assigning Shareholder(s) and the Assignee(s) enter into an assignment of subscription rights according to the template attached to the Preliminary Prospectus (“Priority Rights Assignment Agreement”); and (ii) exclusively on April 9, 2014, up to 5:00 p.m., one copy of the duly executed Priority Rights Assignment Agreement, notarized for authenticity, and, in the case of corporate entities, together with a copy of the power-of-attorney documents, delivered to any of the Offering Coordinators. Once the assignment of the subscription rights or the Subscription Requests of the Priority Offering under the terms above, the provisions applicable to Shareholders within the scope of the Offering, including with regards to request for unsold shares in the Priority Offering, shall apply to the Assignees.

Given the possibility of the subscription of unsold shares, as described in Clauses 14 and 15 below, any Priority Offering Shares which are not allocated under the Priority Offering shall be set aside for placement with Non-Institutional Investors, in compliance with the limit on the allocation of Shares for the Retail Offering. In the event that such Shares are not subscribed by Non-Institutional Investors within the scope of the Retail Offering, these Shares shall be set aside for the Institutional Offering.

On December 14 2012, the Company executed the Ownership Interest Agreement under Level 1 of Corporate Governance of BM&FBovespa. Preferred shares issued by the Company are listed in the Level 1 listing segment under the “OIBR4” code.

This Subscription Request for Registered Preferred Shareholders does not constitute an offer for the subscription or sale (i) of the ADSs or of the common and preferred shares represented by them in the United States of America or in any other jurisdiction in which the sale is prohibited. The Global Offering is subject to registration: (i) before the CVM in compliance with CVM Instruction 400; and (ii) before the SEC, in compliance with the Securities Act. No registration of the Offering or of the Shares shall occur with any agency or body regulating the capital market of any other country, except for Brazil and the United States of America. The ADSs may not be offered or sold abroad without registration or the granting of a waiver for such registration. Any public offering abroad shall be carried out through the use of the prospectus, which shall contain detailed information about the Company and its management, as well as its financial statements. The International Offering Coordinators shall not have any responsibility over the public distribution of the Shares of the Brazilian Offering in Brazil, as well as with respect to the information contained in this Subscription Request for Registered Preferred Shareholders.

Partial distribution shall not be permitted within the scope of the Global Offering. The Offering may be cancelled if there are insufficient investors interested in subscribing to the entirety of the Shares under the Offering.

Except where specifically set forth in this Subscription Request for Registered Preferred Shareholders, the terms used hereunder starting with a capital letter shall have the meaning attributed thereto in the Preliminary Prospectus of Public Offering for Primary Distribution of Common Shares and Preferred Shares issued by Oi S.A. (“Preliminary Prospectus”). This was obtained by the SUBSCRIBER upon the completion of this Subscription Request for Registered Preferred Shareholders.

On March 27, 2014, by means of Official Letter/CVM/SRE/no. 129/2014, the CVM suspended for a period of up to 30 days, this Offering, whose registration request is under analysis, due to the publication, on March 26, 2014, of media articles on the websites Exame.com, R7 Notícias and Estadão.com.br. (“Reports”), containing statements made by Mr. Zeinal Bava, Chairman of the Company, in breach of the provisions of article 48, paragraph IV, of CVM Instruction 400.

The Company and Lead Coordinating filed with the CVM a request to revoke the suspension of the Offering (“Request for Reconsideration”) and the Company has adopted measures to repair the negative impact on the market resulting from the disclosure of Reports, through provision of a Material Fact by means of the IPE system on March 27, 2014, and its publication in the newspaper Valor Econômico on March 28, 2014, recommending that investors and other interested parties in the Offering disregard the statements contained in the Reports in making their investment decisions, considering information contained only in the Prospectuses and in the Company’s Reference Form, with special attention to the “Risk Factors”.

On April 1, 2014, by means of Official Letter/CVM/SRE/no. 153/2014, the CVM, approved the aforementioned Reconsideration Request and ruled to revoke the suspension of the Offering, which was launched with the publication of a Notice to the Market.

THE COMPANY EMPHASIZES AND REITERATES THAT ITS INVESTORS AND THE MARKET IN GENERAL SHOULD NOT TAKE INTO CONSIDERATION THE STATEMENTS CONTAINED IN THE MEDIA REPORTS IN MAKING THEIR INVESTMENT DECISIONS AND THEY SHOULD BASE THEIR INVESTMENT DECISION ONLY AND EXCLUSIVELY ON THE INFORMATION CONTAINED IN THE PROSPECTUSES, INCLUDING ANY ADDENDA AND DOCUMENTS INCORPORATED THEREIN BY REFERENCE, AMONG WHICH IS THE COMPANY’S “FORMULÁRIO DE REFERÊNCIA”.

READ THE PRELIMINARY PROSPECTUS AND THE “FORMULÁRIO DE REFERÊNCIA” PRIOR TO ACCEPTING THE BRAZILIAN OFFERING, ESPECIALLY THE SECTIONS ENTITLED “COMPANY SUMMARY - MAIN COMPANY-RELATED RISK FACTORS” AND “RISK FACTORS - RISKS RELATED TO THE GLOBAL OFFERING AND THE SHARES” OF THE PRELIMINARY PROSPECTUS, AS WELL AS SECTIONS “4. RISK FACTORS” AND “5. MARKET RISKS” OF THE “FORMULÁRIO DE REFERÊNCIA”, INCLUDED AS A REFERENCE IN THE PROSPECTUS, FOR AWARENESS AND EVALUATION OF RISK FACTORS THAT MUST BE CONSIDERED WITH REGARDS TO THE COMPANY, THE OFFERING AND THE INVESTMENT IN SHARES. THESE DOCUMENTS ARE THE ONLY ONES THAT SHOULD BE CONSIDERED BY POTENTIAL INVESTORS WHEN MAKING INVESTMENT DECISIONS REGARDING THE COMPANY’S SHARES AND THEY CONTAIN ALL RELEVANT INFORMATION PERTAINING TO IT FOR THE PURPOSE OF THE OFFERING. READING THE PROSPECTUS ENABLES A SUFFICIENTLY DETAILED ANALYSIS OF THE TERMS AND CONDITIONS OF THE OFFERING AND THE RISKS INHERENT TO IT.

The registration of this distribution does not constitute a guarantee by the CVM of the veracity of the information provided or a judgment on the status of the issuing company, as well as regarding the Shares to be distributed.

QUALIFICATION OF THE SUBSCRIBER
1 Full Name/Corporate Name	2 Spouse’s Name	3 Individual Taxpayer’s Register (Cadastro de Pessoas Físicas) (CPF) / Corporate Taxpayer’s Register (Cadastro Nacional de Pessoas Jurídicas) (CNPJ)
4 Marital Status	5 Gender	6 Date of Birth/Association
7 Profession	8 Nationality	9 Identification Document / Issuing Agency
10 Address (Street/Avenue)	11 Number	12 Complement
13 District	14 City	15 State
16 Postal Code (CEP)	17 Email:	18 Telephone/Fax
19 Name of Authorized Representative (if applicable)
20 Identification Document / Issuing Agency	21 Individual Taxpayer’s Register (Cadastro de Pessoas Físicas) (CPF)	22 Telephone/Fax

SUBSCRIPTION AMOUNT
23 Subscription Amount (R$)
24( ) I condition my acceptance to the maximum price per Preferred Share of R$
25( ) I do not condition my acceptance to the maximum price per Preferred Share

TERMS OF PAYMENT
26 There is no need to deposit the value of the investment on the execution of the subscription
27 [ ] Debit in checking account	Bank no.	Branch no.	Checking Account no.
28 [ ] wire transfer	Bank no.	Branch no.	Current Account no.

29 [ ] Check	Check no.	Bank no.	Branch no.
In the case of Portugal Telecom, payment will be executed by means of Goods, such as Assets under the terms detailed on the Contractual Clauses below.

OBLIGATORY STATEMENT FOR PERSONS RELATED TO THE OFFERING

30 The SUBSCRIBER declares that:

(    ) he or she is (i) the controller and/or director of the Company and/or the Institutions Participating in the Brazilian Offering, the International Placement Agents and/or the Coordinators of the International Offering; (ii) another person related to the offering; and/or (iii) spouse or companion, ascendant or descendent or relative up to twice removed of the people cited in items (i) and (ii) above (“Related Person”); OR

(    ) he or she is not a Related Person to the Offering.

MANDATORY STATEMENT FROM THE SUBSCRIBER

Shareholder status

31 The SUBSCRIBER hereby declares through this Subscription Request for Registered Preferred shareholders that:

(    ) he or she is a shareholder in the Company, as identified in the preferred shares issued by the Company owned by it and held in the custody of BM&FBOVESPA and the depositary institution of the Company’s shares on the First Cut-Off Date, in order to ensure its participation in the Priority Offering, and he or she is aware that calculation of his or her Proportional Subscription Limit for Priority Offering Shares will be undertaken based on the shareholding position at the end of the Second Cut-Off Date.

Unsold Preferred Shares from the Priority Offering

32 (    ) The SUBSCRIBER hereby manifests his or her intention to subscribe the Unsold Preferred Shares for the Priority Offering, observing its Proportional Subscription Limit (i) calculated according to the amount of Preferred Shares that he or she subscribes in the initial allocation of the Priority Offering Shares and, when applicable, the amount of Preferred Shares that he or she subscribes in each subsequent round; respectively, and (ii) multiplied by the amount of Preferred Shares subscribed in each round and applied considering (x) the balance of Unsold Preferred Shares and Priority Offering ascertained in each round; and (y) the investment value indicated in field 23 above, and, thus, successively, until the balance of subscription requests for Unsold Preferred Shares of the Priority Offering runs out.

MANDATORY STATEMENT FROM THE SUBSCRIBER

Condition of Foreign Investor (only for Shareholders that are Foreign Investors)

33        The SUBSCRIBER hereby declares through this Subscription Request for Registered Preferred Shareholders that:

(    ) he or she is a foreign investor; AND

(    ) he or she is a shareholder of the Company, as identified in the preferred shares issued by the Company owned by it and held in the custody of BM&FBOVESPA and the depositary institution of the Company’s shares, on the First Cut-Off Date, in order to ensure its participation in the Priority Offering, and he or she is aware that calculation of his or her Proportional Subscription Limit for Priority Offering Shares will be undertaken based on the shareholding position at the end of the Second Cut-Off Date.

CONTRACTUAL CLAUSES

1        Under the terms of the Subscription Request for Registered Preferred Shareholders, the Company, duly represented by the INSTITUTIONS PARTICIPATING IN THE BRAZILIAN OFFERING identified in field 35 below and authorized by the Offering Coordinators, is obliged to send to the Subscriber, subject to the terms and conditions of this Subscription Request for Registered Preferred Shareholders, Preferred Shares in the amount and value to be calculated under the terms of this Subscription Request for Registered Preferred Shareholders, limited to the amount indicated in field 23 above.

2        The Preferred Shares will entitle their owners to the same rights, advantages and restrictions as the holders of preferred shares issued by the Company, under the terms laid out in its by-laws and in the Brazilian Corporations Law, including: (i) voting rights restricted to only certain matters provided by law or the Company’s by-laws; (ii) priority repayment of capital in the event of the Company’s liquidation; (iii) full participation in the Company’s results from the date of publication of the Announcement of Commencement; with respect to the following item; (iv) dividends per priority share, calculated as the greater of (a) 6% (six percent) per year over the dividends per common share, calculated from the amount resulting from dividing the Company’s capital stock by the total number of shares issued by the Company; or (b) 3% (three percent) per year over the dividends per common share, calculated from the amount resulting from dividing the Company’s net book value by the total number of shares issued, from the date of publication of the Announcement of Commencement; and (v) the right to vote separately in decisions related to the hiring of non-Brazilian entities that are related to the controlling shareholders, with regards to agreements for the provision of administrative services, including technical assistance.

3        In the context of the Offering, the subscription price per Preferred Share (“Price per Preferred Share” will be set after the conclusion of the procedure for gauging intent to invest from Institutional Investors, to be undertaken in Brazil by the Offering Coordinators, in compliance with the provisions of article 23, paragraph 1, and article 44 of CVM Instruction 400, and abroad by the International Offering Coordinators (“Bookbuilding Procedure”), and its parameters will be (a) the price of the Company’s preferred shares on the BM&FBOVESPA and (b) the indications of interest based on quality and amount of demand (by volume and price) collected from Institutional Investors during the Bookbuilding Procedure.

Sole Paragraph. The closing price of preferred shares issued by the Company on BM&FBOVESPA on April 1, 2014 was R$ 2.88 per preferred share, which was merely indicative of the Price per Share.

4        The choice of criteria for setting the Price per Preferred Share is justified, to the extent that the market price of the Shares to be subscribed will be calculated with the completion of the Bookbuilding Procedure, which reflects the value for which Institutional Investors will present their investment intentions in respect of the Shares and, therefore, will not promote unjustified dilution of the current Shareholders, under the terms of article 170, paragraph 1, item III, of the Brazilian Corporations Law. Shareholders who adhere exclusively to the Priority Offering and the investors that adhere to the Retail Offering will not participate in the Bookbuilding Procedure and, therefore, will not participate in setting the price of Preferred Shares.

5         Institutional Investors who are Related Persons in the Bookbuilding Procedure may participate, up to the limit of 25% of the Shares in the Offering. Current shareholders of TmarPart and an investment vehicle administered and managed by BTG Pactual will participate in the Institutional Offering, with the placement of an investment intention of R$ 2 billion. Under the terms of article 55 of CVM Instruction 400, if there is a demand of more than 1/3 (one-third) of the amount of Shares initially offered (without considering Supplemental Shares and Additional Shares), the placement of Shares to Institutional Investors who are Related Persons will not be permitted, and the investment intentions made by Institutional Investors who are Related Persons will be canceled. The participation in the Bookbuilding Procedure of Institutional Investors who are Related Persons may have an adverse effect on the Price per Preferred Share and investment in the Shares by Institutional Investors who are Related Persons may promote a reduction in the liquidity of common shares and preferred shares issued by the Company in the secondary market. For additional information on the risks pertaining to the participation of Institutional Investors who are Related Persons in the Bookbuilding Procedure, see the risk factor that states “The participation of Related Persons in the Bookbuilding Procedure may have an adverse effect on the settling of the Price of Preferred Shares, and may even promote its malformation or decharacterize its formation process and the investment in Shares by Institutional Investors who are Related Persons may lead to a reduction in liquidity of common and preferred shares issued by the Company on the secondary market”, in the section “Risk Factors - Risks Pertaining to the Global Offering and Shares” of the Preliminary Prospectus. Investments undertaken by people mentioned in article 48 of CVM Instruction 400 for the hedging of derivative operations (including total return swaps) contracted with third parties, wherein the shares issued by the Company are a reference, are permitted under article 48 of CVM Instruction 400 and they will not be considered investments undertaken by Related Persons within the scope of the Offering for the purposes of article 55 of CVM Instruction 400, as long as these third parties are not Related Persons.

6        The Priority Offering will be executed under the terms of article 21 of CVM Instruction 400, in order to ensure the participation of Shareholders, respecting the Proportional Subscription Limit or Subscription Limit of Portugal Telecom, as the case may be.

7        Up to the totality of the Shares initially offered, without considering the Supplemental Shares and the Additional Shares (“Priority Offering Shares”), will be distributed and destined firstly to public placement for Shareholders who wish to exercise their priority rights.

8        Each shareholder is entitled to make a Subscription Request for Registered Preferred Shareholders during the Priority Offering Subscription Period or the Priority Offering Subscription Date for Interested Parties, as the case may be, for the right to subscribe to Priority Offering Preferred Shares in an amount equivalent to the percentage of the shareholder participation of the respective Shareholder in the total number of preferred shares of the Company’s total capital stock, on the Second Cut-off Date, applied to the number of Priority Offering Preferred Shares, disregarding any fractions of Shares and Company shares held in treasury (“Proportional Subscription Limit”).

Paragraph One. As part of the Corporate Offering, Portugal Telecom may initially subscribe, without considering any unsold shares, Priority Offering Shares in the amount equal to an investment of up to R$ 5,709.90 million (“Subscription Limit of Portugal Telecom”), upon receipt of priority rights assigned by the shareholders TmarPart, Bratel Brasil S.A., Valverde Participações S.A., AG Telecom Participações S.A. and LF Tel S.A. in the Company’s capital stock to Portugal Telecom. Portugal Telecom will use assets to pay for the Priority Offering Shares that it subscribes, in compliance with the Subscription Limit for Portugal Telecom in the aforementioned amount of assets, contributing to the Company the totality of the (i) operational assets that previously belonged, directly or indirectly, to Portugal Telecom, except for ownership, direct or indirect, in the Company, Contax Participações S.A. and Bratel B.V, and (ii) Portugal Telecom liabilities on the date of the contribution considered in the Evaluation Report (“Assets”). Under the terms of Brazilian Corporations Law, the Assets were identified and evaluated by an independent specialized company, and the respective report was submitted for the deliberation and approved by the Company’s extraordinary general shareholders meeting held on March 27, 2014 (“Evaluation Report”).

Paragraph Two. In the event that that all Shareholders exercise their priority right for the subscription of the Priority Offering Shares, the totality of the Shares offered (without considering Supplemental Shares and Additional Shares) will be destined exclusively to the Priority Offering, in such a manner that the Retail Offering and Institutional Offering may not be fulfilled. For additional information of the risks pertaining to the scope of the Priority Offering, see the risk factor “In the event the totality of the Shareholders will exercise their right of first refusal for subscription of the Priority Offering Shares, the totality of the Shares offered (without considering Supplemental Shares and Additional Shares) will be destined exclusively to the Priority Offering, in such a manner that the Retail Offering and Institutional Offering may not be fulfilled.”, located in the section “Risk Factors - Risks Related to the Global Offering and Shares” of the Preliminary Prospectus.

Paragraph Three. Each shareholder who holds one preferred share issued by the Company, including Portugal Telecom, as evidenced by their ownership position at the First Cut-Off Date, will have the right to subscribe up to 3.40723409Priority Offering Preferred Shares for each Preferred Share issued by the Company held by them on the Second Cut-Off Date. If the resulting amount of Preferred Shares is fractional, the value of the investment will be limited to the corresponding value to the greatest whole number of Priority Offering Preferred Shares, disregarding any fractional shares. Exclusively for the Shareholder who holds only one preferred share issued by the Company on the Second Cut-Off Date, as evidenced by their ownership position at the First Cut-Off Date, will have the right to subscribe to One Priority Offering Preferred Share, pursuant to the

Share allocation rules of this Offering. Shareholders not exercising their right of priority within the scope of the Priority Offering or exercising their right of priority within the scope of the Priority Offering by subscribing to a number of Shares below the respective shareholding proportion accorded to the shareholder may be diluted. For additional information on the potential dilution to which the Company Shareholders are subject within the scope of the Global Offering, see the risk factor entitled “Investors in the Global Offering may undergo immediate dilution in the value of their investments in our Shares” detailed in the “Risk Factors - Risks relating to the Global Offering and to the Shares” section and the “Dilution” section, both in the Final Prospectus.

Shareholders may assign (in this case, “Assigning Shareholders”), in whole or in part, their respective subscription rights within the scope of the Priority Offering, as well as the Subscription Requests for Registered Preferred Shareholders already executed by them for third parties, Shareholders or otherwise (“Assignees”) as long as: (i) the Assigning Shareholder(s) and the Assignee(s) enter into an assignment of subscription rights according to the template attached to the Preliminary Prospectus (“Priority Rights Assignment Agreement”); and (ii) exclusively on April 9, 2014, up to 5:00 p.m., one copy of the duly executed Priority Rights Assignment Agreement, notarized for authenticity, and, in the case of corporate entities, together with a copy of the power-of-attorney documents, delivered to any of the Offering Coordinators. Once the assignment of the subscription rights or the Subscription Requests of the Priority Offering under the terms above, the provisions applicable to Shareholders within the scope of the Offering, including with regards to request for unsold shares in the Priority Offering, shall apply to the Assignees.

9        Given the possibility of the subscription of unsold shares, as described in Clauses 14 and 15 below, any Priority Offering Preferred Shares which are not allocated under the Priority Offering shall be set aside for placement with Non-Institutional Investors, in compliance with the limit on the allocation of Shares for the Retail Offering. In the event that such Shares are not subscribed by Non-Institutional Investors within the scope of the Retail Offering, these Shares shall be set aside for the Institutional Offering.

10        The SUBSCRIBER that is participating in the Priority Offering as a Shareholder who is a Related Person, and who has not adequately mentioned these characteristics in the fields 30 and 31 above, will have their Subscription Request for Registered Preferred Shareholders canceled by the respective INSTITUTION PARTICIPATING IN THE BRAZILIAN OFFERING who carried out the Subscription Request for Registered Preferred Shareholders.

11        If the SUBSCRIBER is participating in the Priority Offering as a Shareholder who is a Related Person and the demand is higher than 1/3 (one-third) of the number of Shares initially offered (excluding the Supplemental Shares), this Subscription Request for Registered Preferred Shareholders shall be automatically canceled by the INSTITUTION PARTICIPATING IN THE BRAZILIAN OFFERING, pursuant to Article 55 of CVM Instruction 400, except if it has been done on the Priority Offering Subscription Date for Related Persons.

12      If (i) the SUBSCRIBER who is participating in the Offering as a Shareholder has chosen to set a maximum price per Preferred Share in field 24 above as a condition of effectiveness of this Subscription Request for Registered Preferred Shareholders and (ii) the Price per Preferred Share is set at a higher value than the value indicated by the SUBSCRIBER in field 24 above, this Subscription Request for Registered Preferred Shareholders shall automatically be canceled by the INSTITUTION PARTICIPATING IN THE BRAZILIAN OFFERING, pursuant to paragraph 3 of article 45 of CVM Instruction 400. If the SUBSCRIBER has already paid under the terms of Clause 17 below, the deposited funds will be returned without any compensation or monetary adjustment and with deduction of any amounts relating to taxes, within three (3) business days from the date of publication of the Announcement of Commencement, in the account specified in field 28 above.

13      The SUBSCRIBER is guaranteed the right to subscribe to Preferred Shares that exceed the Proportional Subscription Limit or the Subscription Limit of Portugal Telecom, as the case may be, provided that he has indicated it in field 32 above, subject to the provisions of Clause 15 below. If the number of Shares resulting from the subscription of the unsold shares is a fractional number of Preferred Shares, the value of the investment will be limited to the amount corresponding to the greatest whole number of Preferred Shares, disregarding any fractions of Preferred Shares.

14      After the allocation of the Priority Offering Shares in accordance with the Proportional Subscription Limit or the Subscription Limit of Portugal Telecom, as the case may be, the Priority Offering Shares that would eventually be allocated among the Shareholders who expressed interest in subscribing to the unsold shares of the Priority Offering, in rounds to attend to such requests for unsold shares that will be conducted separately for each type of Shares, as the case may be, as described below:

Sole Paragraph. (i) The Shareholders who are holders of preferred shares who exercised their priority right and indicate in field 32 above their intention to subscribe to the remaining Preferred Shares (“Preferred Shares Remaining in the Priority Offering”) have secured the right to subscribe to Preferred Shares Remaining in the Priority Offering, so that such unsold shares are fully allocated among such Shareholders; (ii) for purposes of calculating the amount of Preferred Shares Remaining in the Priority Offering which each Shareholder is entitled to subscribe to pro rata in the first round and subsequent rounds, as applicable, shall be subject to the respective Proportional Subscription Limits, calculated with consideration to the amount of Preferred Shares subscribed to by each Shareholder in the initial allocation of the Priority Offering Shares, as applicable, the number of Preferred Shares subscribed to by each Shareholder in each subsequent round of allotment, respectively; and (iii) the Proportional Subscription Limit applicable in each round of allotments described in item (ii) above, the Proportional Subscription Limit will be multiplied by the number of Preferred Shares subscribed to in each round of allotment and applied considering (x) the balance of Preferred Shares Remaining in the Priority Offering checked at each round of allotment; and (y) the investment value indicated by each Shareholder in their respective Subscription Request for Registered Preferred Shareholders, and so on, until the balance runs out of requests for subscription of Preferred Shares Remaining in the Priority Offering.

15      After granting registration of the Brazilian Offering by CVM, the number of subscribed Priority Offering Preferred Shares and their payment value will be disseminated to the SUBSCRIBER who is participating in the Offering as Shareholder until 12:00 p.m. of the business day immediately after the publication of the Announcement of Commencement by the INSTITUTION PARTICIPATING IN THE BRAZILIAN OFFERING (or Banco do Brasil S.A., the financial book-keeping institution for the shares issued by the Company, in case of Assets of Portugal Telecom), by message sent to the email address provided in field 17 above, or, if not provided, by phone, fax, or mail, and the payment limited to the value specified in field 23 above.

16      The SUBSCRIBER participating in the Offering as Shareholder (except Portugal Telecom) shall pay the amount indicated pursuant to Clause 13 above to the INSTITUTION PARTICIPATING IN THE BRAZILIAN OFFERING in immediately available funds, until 10:30 a.m. on the Settlement Date. If the preference is to make payment by debit from the checking account, the SUBSCRIBER, hereby authorizes the INSTITUTION PARTICIPATING IN THE BRAZILIAN OFFERING to charge the amount of the investment against the checking account indicated in field 27 above. Until the same time Portugal Telecom will implement the delivery of the Assets to the Company and the required documents to Banco do Brasil S.A., the financial book-keeping institution for the shares issued by the Company to whom the settlement of that portion of the Offering will be made.

Paragraph One.      If the SUBSCRIBER does not make payment of the invested amount, pursuant the terms described above, this Subscription Request for Registered Preferred Shareholders shall automatically be canceled by the INSTITUTION PARTICIPATING IN THE BRAZILIAN OFFERING.

Paragraph Two.      The INSTITUTIONS PARTICIPATING IN THE BRAZILIAN OFFERING shall only fulfill Subscription Requests for Registered Preferred Shareholders who are the holders of the checking account or the account kept by the respective investor.

Paragraph Three.      It is recommended that the SUBSCRIBER carefully read the terms and conditions of this Subscription Request for Registered Preferred Shareholders, especially as regards the procedures for the settlement of the Offering and the information contained in the Preliminary Prospectus and Reference Form of the Company, incorporated by reference to the Preliminary Prospectus.

17      On the Settlement Date, after the credit corresponding to the outcome of the placement of the Shares in the liquidation account of the Central Securities Depository of the BM&FBOVESPA (or the transfer of Assets to the Company and the delivery of the documents to Banco do Brasil, in the case of Portugal Telecom), and verification that the Company made the deposit of Preferred Shares to the custody of the Central Securities Depository of the BM&FBOVESPA (or Banco do Brasil, in the case of Portugal Telecom), the Central Securities Depository of the BM&FBOVESPA, in the name of the INSTITUTION PARTICIPATING IN THE BRAZILIAN OFFERING, or Banco do Brasil, in the case of Portugal Telecom, will remit to the SUBSCRIBER, after 4:00 p.m. on the Settlement Date, the number of Priority Offering Preferred Shares corresponding to the ratio of the amount listed in field 23 above, and the Price per Preferred Share.

Sole Paragraph. If the resulting amount of Preferred Shares is fractional, the value of the investment will be limited to the amount corresponding to the greatest whole number of Priority Offering Preferred Shares, disregarding any fractional share.

18      In the event there is a discrepancy between the information listed in the Preliminary Prospectus and the information listed in the Final Prospectus, which substantially alters the risk assumed by the SUBSCRIBER, or their investment decision, pursuant to paragraph 4 of article 45 of CVM Instruction 400, the SUBSCRIBER may withdraw the Request for Subscription for Registered Preferred Shareholders. In this case, the SUBSCRIBER must inform the INSTITUTION PARTICIPATING IN THE BRAZILIAN OFFERING, in writing, of their decision to withdraw the Request for Subscription, via email, fax, or correspondence sent to the address of the INSTITUTION PARTICIPATING IN THE BRAZILIAN OFFERING listed in the Preliminary Prospectus, pursuant to the terms and conditions set forth in this Request for Subscription for Registered Preferred Shareholders, which will then be canceled by the respective INSTITUTION PARTICIPATING IN THE BRAZILIAN OFFERING. The INSTITUTION PARTICIPATING IN THE BRAZILIAN OFFERING must ensure that, at the time of receiving Offering acceptances, the SUBSCRIBER is cognizant that the Offering was altered, and is aware of the new conditions.

Sole Paragraph.    If the SUBSCRIBER does not provide written notification to the INSTITUTION PARTICIPATING IN THE BRAZILIAN OFFERING of their withdrawal of the Request for Subscription by 4:00 p.m. on the 5th (fifth) business day following the date the Final Prospectus was made available, or the date of receipt, by the SUBSCRIBER, of direct and written communication regarding the suspension or modification of the Offering, it will be presumed that the SUBSCRIBER is keeping the Request for Subscription for Registered Preferred Shareholders, and therefore, must effect payment pursuant to the terms and conditions set forth in the Request for Subscription for Registered Preferred Shareholders.

19      In the event (i) the Offering is not completed, (ii) the Brazilian Placement Contract is terminated, (iii) the Offering is canceled; (iv) the Offering is revoked, rendering the Offering and prior or later acceptances, null, or if (v) under any other circumstances of withdrawal from Requests for Subscription for Registered Preferred Shareholders by virtue of an express legal provision, all Requests for Subscription for Registered Preferred Shareholders will be automatically canceled, and the INSTITUTION PARTICIPATING IN THE BRAZILIAN OFFERING will report the cancellation of the Offering, by publication of a notice to the market. If the SUBSCRIBER had already made the payment pursuant to the terms of Clause 17 above, the amounts deposited will be refunded without any remuneration or monetary adjustment, and with deduction of any amounts relating to taxes, within three (3) business days from the date of publication of the cancellation, revocation or return of the Requests for Subscription for Registered Preferred Shareholders, as the case may be, to the account specified in field 28 above.

Sole Paragraph.      The revocation, suspension, or any modification to the Offering will be immediately disclosed in the newspaper Valor Econômico and the Official Gazette of the State of Rio de Janeiro, the means also used to disclose the Notice to the Market and the Announcement of Commencement, as set forth in article 27 of CVM Instruction 400.

20      If any of the INSTITUTIONS PARTICIPATING IN THE OFFERING breaches any of the obligations set forth in the membership instrument of the Brazilian Placement Agreement, or any contract executed within the scope of this Offering, or, any of the rules of conduct set forth in regulations applicable to the Offering, including and not limited to, those set forth in CVM Instruction 400, and specifically, in the event of undue disclosure to the media during the confidentiality period, issuing undue research and public reports regarding the Company and/or undue disclosure of the Offering, as set forth in article 48 of CVM Instruction 400, the INSTITUTION PARTICIPATING IN THE BRAZILIAN OFFERING, at the exclusive criteria of the Global Coordinators, and notwithstanding other measures deemed applicable by the Offering Coordinators: (i) will not make part of the group of institutions responsible for the placement of Shares, thereby canceling all Requests for Subscription for Registered Preferred Shareholders received, and immediately informing the respective investors of the referred to cancellation; (ii) will bear any expenses associated with its exclusion as an INSTITUTION PARTICIPATING IN THE BRAZILIAN OFFERING, including costs related to publications, indemnity resulting from judicial claims and lawsuits filed by investors as a result of the cancellation of this Request for Subscription for Registered Preferred Shareholders, attorney fees, and other third-party costs, including costs resulting from claims filed by potential investors; and (iii) it may be suspended, for a period of up to 6 (six) months as of the date of communication of the violation, from operating as an intermediary institution in public offerings for securities under the coordination of any of the Offering Coordinators.

21      The SUBSCRIBER declares they have not made, and agree to refrain from making, Requests for Subscription for Registered Preferred Shareholders from more than one INSTITUTION PARTICIPATING IN THE BRAZILIAN OFFERING. If such a request has already been made from another INSTITUTION PARTICIPATING IN THE BRAZILIAN OFFERING, this Request for Subscription for Registered Preferred Shareholders will be canceled.

22      The SUBSCRIBER, via this act, acknowledges that they will not participate in the process of establishing the Price per Share, and hereby agrees to this condition.

23      Holders of ADRs, representative of preferred shares issued by the Company (“Guarantee of ADSs”) and negotiated with the NYSE, who are interested in subscribing to Shares within the scope of the Priority Offering, must (a) request the cancellation of their ADRs, and the return of the respective Guarantee of ADSs, so that they become direct holders of Guarantees of ADSs until April, 08, 2014 (“Cancellation and Return”), so that at the First Cut-Off Date, that is, April 09, 2014, it can be verified that such is a Shareholder who owns shares in Brazil; and (b) make the request for the subscription by filling out the Request for Subscription for the Priority Offering by April 10, 2014 (if Related Persons) or by April 24, 2014 (if not Related Persons). For the Cancellation and Return, holders of ADRs must contact Bank of New York Mellon, the depositary institution of the ADRs, and adhere to the procedures set forth by the latter. Among these procedures, these Shareholders (i) may be obligated to pay taxes and fees, including cancellation fees, in order to effect the Cancellation and Return, (ii) must sign a cancellation document, which must contain the confirmation of their quality of Foreign Investors, (iii) must, as regards Cancellation and Return, verify all the instructions and information necessary for the depositary institution of shares issued by the Company and institution holding the ADRs, and (iv) must be registered as foreign investors pursuant to applicable Brazilian legislation and regulations, so that may directly hold Guarantees of ADSs.

Paragraph One.        The ADR depositary institution additionally informs that: (I) holders of ADRs beneficiaries (who hold ADRs in DTC) must transfer their ADRs electronically through the DTC system to the account of Bank of New York Mellon No. 2504, with instructions to deliver the ADRs in a custodial account in Brazil. Holders of ADRs recorded in our books (book ADRs) must request the cancellation of the ADRs to the depositary, outlining the details of the custody account in Brazil. If the investor is a foreigner, he will need to have a “2689 account” - in accordance with CMN Resolution No. 2,689 - properly registered in Brazil to receive the preferred shares represented before by the canceled ADRs. In all cases, the ADR holder must pay a cancellation fee of up to US$0.05 per canceled ADR. To ensure that the cancellation and delivery of the shares in the account in Brazil occur in time to make the subscription in the context of the Priority Offering, the investor needs to begin the process of cancellation with the Bank of New York Mellon at least 24 working hours before the deadline cancellation, that is, on April 07, 2014.

Paragraph Two. The Proportional Subscription Limit is verified based on the number of Company preferred shares held in Brazil at the Second Cut-Off Date, that is, April 17, 2014.

24       The subscription of the Shares under this Subscription Request for Registered Preferred Shareholders, will be formalized upon payment of the value (or delivery of assets in the case of Portugal Telecom) in accordance with the provisions of Clauses 17 and 18 above, as the case may be, and the conclusion and signing of the Subscription List for Registered Preferred Shareholders, in the form of the Annex I, which shall be executed between the Company and the SUBSCRIBER (“Subscription List for Preferred Shareholders”).

Sole Paragraph. The SUBSCRIBER declares that he is aware of the terms and conditions of the Subscription List and appoints, hereby irrevocably and irreversibly, in accordance with Article 684 of the Brazilian Civil Code, the INSTITUTION PARTICIPATING IN THE BRAZILIAN OFFERING (or Banco do Brazil SA, in the case of Portugal Telecom) as its attorney-in-fact, conferring power to enter sign the Subscription List on his behalf, and the INSTITUTION PARTICIPATING IN THE BRAZILIAN OFFERING (or Banco do Brazil SA, in the case of Portugal Telecom) shall send a copy of the signed document to the SUBSCRIBER at the address contained in the above fields.

The SUBSCRIBER declares knowledge of the Preliminary Prospectus and Reference Form of the Company incorporated by reference to the Preliminary Prospectus, as well as its entire content and the way to obtain it, including by electronic means, at the following addresses: (i) Company, located at Rua do Lavradio, no. 71, 2nd floor, Centro, in the city of Rio de Janeiro, State of Rio de Janeiro (http://ri.oi.com.broi2012/web/conteudo_pt.asp?idioma=0&tipo=50669&conta=28&id=188192); (ii) Lead Coordinator, located at Avenida Brigadeiro Faria Lima, no. 3477, 14th floor, in the city of São Paulo, State of São Paulo (https://www.btgpactual.com/home/InvestmentBank.aspx/InvestmentBanking/MercadoCapitais (on that page click on “2014” in the left menu, then click on “Preliminary Prospectus” just below “Primary Public Offering of Common and Preferred Shares

Issued by Oi SA”); (iii) BofA Merrill Lynch, located at Avenida Brigadeiro Faria Lima, no. 3400, 18th floor, in the city of São Paulo, State of São Paulo (http://www.merrilllynch-brasil.com.br (in this website, in the item “Global Markets & Investment Banking Group”, click on “Oi” and then click “Preliminary Prospectus”); (iv) Barclays, located at Avenida Brigadeiro Faria Lima, No. 4440, 12th floor, in the city of São Paulo, State of São Paulo (https://live.barcap.com/publiccp/ECM/br.html (in this website click on the item “Oi SA - Preliminary Prospectus”); (v) Citi, located at Avenida Paulista, No. 1111, 11th and 14th floors (part), in the city of São Paulo, State of São Paulo (https://www.brasil.citibank.com/corporate/prospectos.html - in this website access “Broker” and then click “Preliminary Prospectus for Public Offering for Primary Distribution of Common and Preferred Shares Issued by Oi SA”); (vi) Credit Suisse, located at Rua Leopoldo Couto de Magalhães Junior, No. 700, 10th floor, in the city of São Paulo, State of São Paulo (http://br.credit-suisse.com/ofertas (in this website, click on “Oi S.A.” and then click on “Preliminary Prospectus”); (vii) BESI, located at Avenida Brigadeiro Faria Lima, no. 3729, 8th and 9th floors, in the city of São Paulo, State of São Paulo (http://www.espiritosantoib.com.br - in this website, access “Capital Market”, just below “2014” and then “Preliminary Prospectus of Shares - Oi SA”); (viii) HSBC, located at Avenida Brigadeiro Faria Lima, no. 3064, 4th floor, in the city of São Paulo, State of São Paulo (www.hsbc.com.br/ofertaspublicas - in this website click on “Preliminary Prospectus - Oi S.A.”); (ix) BB Investimentos, located at Rua Senador Dantas no. 105, 36th floor, in the city of Rio de Janeiro, State of Rio de Janeiro (www.bb.com.br/ofertapublica – in this website, in “Deals in progress,” access “Oi” and then “Read the Preliminary Prospectus”), (x) Bradesco BBI, located at Avenida Paulista, no. 1450, 8th floor, in the city of São Paulo, State of São Paulo (http://www.bradescobbi.com.br - in this website enter in “Public Offerings”, access “Oi SA” and, later, “Preliminary Prospectus”); (xi) Caixa Geral, located at Rua Joaquim Floriano, no. 960, 16th and 17th floors, in the city of São Paulo, State of São Paulo (http://www.bcgbrasil.com.br/Divulgacao-informacoes/Ofertas-publicas-distribuicao/Paginas/Ofertas-publicas.aspx - in this website click on “Preliminary Prospectus” just above “Preliminary Prospectus for Public Offering of Shares of Oi SA); (xii) Goldman Sachs, located at Rua Leopoldo Couto de Magalhães Júnior, no. 700, 17th floor, in the city of São Paulo, State of São Paulo (http://www2.goldmansachs.com/worldwide/brazil/area/Investment-banking.html - in this website, access “Oi SA” and then click on “Agree” and then click on “Preliminary Prospectus”); (xiii) Itaú BBA, located at Avenida Brigadeiro Faria Lima, no. 3400, 3rd to 8th and 11th a 12th floors, in the city of São Paulo, State of de São Paulo (http://www.itaubba.com.br/portugues/atividades/prospectos-to-iubb.asp - on that page access “Public Offering for Primary Distribution of Oi - Preliminary Prospectus”); (xiv) Morgan Stanley, located at Avenida Brigadeiro Faria Lima, no. 3600, 6th floor, 7th floor – part and 8th floor, in the city of São Paulo, State of São Paulo (www.morganstanley.com.br/prospectos - in this website, under “Local Prospects”, access the “Preliminary Prospectus” link in the subsection “Oi SA”); (xv) Santander, located at Avenida Presidente Juscelino Kubitschek, no. 2041 and no. 2235, Block A, in the city of São Paulo, State of São Paulo (www.santander.com.br/prospectos - in this website access the item “Public offering for primary distribution of shares of Oi SA” the link “Download the Preliminary Prospectus”); (xvi) XP Investimentos, located at Avenida das Américas, no. 3434, Block 7, 2nd floor , in the city of São Paulo, State of São Paulo (www.xpi.com.br/conteudo/oferta-publica.aspx - in this site, click on “Oi SA” and access the link “Preliminary Prospectus”); (xvii) BNP Paribas, located at Avenida Presidente Juscelino Kubitschek, no. 510, 13th floor, in the city São Paulo, State of São

Paulo (www.bnpparibas.com.br - in this website, access “Prospectus” and then click on “Preliminary Prospectus for Public Offering of Shares of Oi”); (xviii) CVM, located at Rua Sete de Setembro, no. 111, 5th floor, in the city of Rio de Janeiro, State of Rio de Janeiro, and at Rua Cincinato Braga, no. 340, 2nd, 3rd and 4th floors, in the city of São Paulo, State of São Paulo (www.cvm.gov.br - access at the home page, “ITR, DFP, IAN, IPE, FC. FR and other Information” and type “Oi” in the available field. Then access “Oi SA”, “Prospectus of Public Offering” and click on the link for the latest Preliminary Prospectus available); and(xix) BM&FBOVESPA (http://www.bmfbovespa.com.br/Cias-Listadas/Empresas-Listadas/ResumoInformacoesRelevantes.aspx?codigoCvm=11312& idioma=pt-br - in this website, access “Prospectus of Public Offering” and click on the link for the latest Preliminary Prospectus available).

25      The SUBSCRIBER declares that he is familiar with the Proportional Subscription Limit or the Subscription Limit of Portugal Telecom, as the case may be, and also that the INSTITUTION PARTICIPATING IN THE BRAZILIAN OFFERING will not meet the surplus of the Subscription Requests for the Registered Preferred Shareholders regarding the non-observance of such investment limits.

26      Notwithstanding the provisions in articles 20, 26 and 28 of CVM Instruction 400, the current Subscription Request for Registered Preferred Shareholders is irrevocable and irreversible, subject to the terms and conditions herein, except as provided in Clauses 19 and 20 above.

The courts of the city of São Paulo, State of Sao Paulo have been elected to settle any disputes arising from this Subscription Request for Registered Preferred Shareholders, with express waiver of any other jurisdiction, however privileged it is or comes to be.

In witness whereof, the parties have signed the present instrument, in two (2) identical copies and for one effect, in the presence of two (2) witnesses.

34 I declare that for all purposes (i) I agree with the contract terms and other conditions expressed herein; and (ii) I have obtained a copy of the Preliminary Prospectus, being aware of its entire content, especially the “Company Summary - Main Company-related Risk Factors” section and the “Risk Factors - Risks relating to the Global Offering and to the Shares” section, the Preliminary Prospectus, as well as sections “4. Risk Factors” and “5. Market Risks” of the Company’s Reference form.

35 Stamp and signature of the INSTITUTION PARTICIPATING IN THE BRAZILIAN OFFERING

Place Date	Place Date

SUBSCRIBER OR LEGAL REPRESENTATIVE	INSTITUTION PARTICIPATING IN THE BRAZILIAN OFFERING
36 Witnesses Name: Individual Taxpayer’s Register (Cadastro de Pessoas Físicas) (CPF):	Name: Individual Taxpayer’s Register (Cadastro de Pessoas Físicas) (CPF)

ANNEX 1

SUBSCRIPTION LIST FOR REGISTERED PREFERRED SHAREHOLDERS

Oi S.A.

Publicly-Held Company with Authorized Capital

Rua do Lavradio, No. 71, 2nd floor, Centro

Rio de Janeiro, RJ, Brasil

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.3.0029520-8

Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários – CVM) Code No. 11312

BM&FBOVESPA Ticker Symbol: “OIBR4”

ISIN Code: “BROIBRACNOR8”

No.

Subscription List for Preferred Registered (as defined below) Shareholders (“Subscription List for Preferred Registered Shareholders”) for the public offering for primary distribution of, initially, (i) 1,917,028,657 common shares issued by the Company, all registered, in book-entry form, and without nominal value, free and clear of any liens or encumbrances, (“Common Shares”) and (ii) 3,834,057,315 preferred shares issued by the Company, all registered, in book-entry form, and without nominal value, free and clear of any liens or encumbrances, (“Preferred Shares” and, together with the Common Shares, “Shares”), including Shares in the form of American Depositary Shares (“ADSs”), represented by American Depositary Receipts (“ADRs”), all free and clear of any liens or encumbrances, to be simultaneously held in Brazil and overseas (“Global Offering” or “Offering”).

1.	GLOBAL OFFERING

The Global Offering will include, simultaneously:

(i) the Brazilian offering (“Brazilian Offering”), which will consist of the public offering for primary distribution of Shares (with the exception of ADSs) (“Brazilian Offering Shares”), to be held in Brazil, at a non-organized over-the-counter market, pursuant to the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários – CVM) (“CVM”) Instruction No. 400, dated December 29, 2003, as amended (“CVM Instruction 400”), under the coordination of Banco BTG Pactual S.A. (“BTG Pactual” or “Lead Coordinator” or “Stabilizing Agent”), of Bank of America Merrill Lynch Banco Múltiplo S.A. (“BofA Merrill Lynch”), of Banco Barclays S.A.

(“Barclays”), of Citigroup Global Markets Brasil, Corretora de Câmbio, Títulos e Valores Mobiliários S.A. (“Citi”), of Banco de Investimentos Credit Suisse (Brasil) S.A. (“Credit Suisse”), of BES Investimento do Brasil S.A. – Banco de Investimento (“BESI”) and of HSBC Bank Brasil S.A. – Banco Múltiplo (“HSBC” and, together with BTG Pactual, BofA Merrill Lynch, Barclays, Citi, Credit Suisse and BESI, “Brazilian Coordinators”), of BB – Banco de Investimento S.A. (“BB Investimentos”), of Banco Bradesco BBI S.A. (“Bradesco BBI”), of Banco Caixa Geral – Brasil S.A. (“Caixa Geral”), of Goldman Sachs do Brasil Banco Múltiplo S.A. (“Goldman Sachs”), of Banco Itaú BBA S.A. (“Itaú BBA”), of Banco Morgan Stanley S.A. (“Morgan Stanley”) and of Banco Santander (Brasil) S.A. (“Santander” and, together with BB Investimentos, Bradesco BBI, Caixa Geral, Goldman Sachs, Itaú BBA and Morgan Stanley, the “Brazilian Bookrunners” and, together with the Brazilian Coordinators, “Brazilian Joint Bookrunners”), and with the participation of XP Investimentos Corretora de Câmbio, Títulos e Valores Mobiliários S.A. (“XP Investimentos”) and of Banco BNP Paribas Brasil S.A. (“BNP Paribas” and, together with XP Investimentos, the “Brazilian Co-Managers”) and of established consortium institutions authorized to operate in the Brazilian stock market, accredited by the São Paulo Stock Exchange (BM&FBOVESPA S.A. – Bolsa de Valores Mercadorias e Futuros (“BM&FBOVESPA”), invited to participate in the Brazilian Offering exclusively for the purpose of placing the Brazilian Offering Shares through Non-Institutional Investors (“Consortium Institutions” and, together with the Brazilian Joint Bookrunners and the Brazilian Co-Managers, “Institutions Participating in the Brazilian Offering”). BTG Pactual US Capital LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Banco Espírito Santo de Investimento S.A., HSBC Securities (USA) Inc., Banco do Brasil Securities LLC, Bradesco Securities, Inc., Caixa – Banco de Investimento, S.A., Goldman, Sachs & Co., Itau BBA USA Securities, Inc., Morgan Stanley & Co. and Santander Investment Securities Inc. will simultaneously attempt to place the Brazilian Offering Shares overseas. (together, the “International Placement Agents”), exclusively with investors from other countries, except for Brazil and the United States of America, pursuant to applicable legislation in each investor’s country of residence, and provided they invest in Brazil pursuant to the investment mechanisms of Law No. 4,131, dated September 3, 1962, as amended, (“Law 4,131”), or of the National Monetary Council (“CMN”) Resolution No. 2,689, dated January 26, 2000, as amended (“CMN Resolution No. 2,689”), and CVM Instruction No. 325, dated January 27, 2000, as amended (“CVM Instruction 325” and “Foreign Investors”, respectively); and

(ii) the international offering, under the coordination of Banco BTG Pactual S.A. - Cayman Branch, of Merrill Lynch, Pierce, Fenner & Smith Incorporated, of Barclays Capital Inc., of Citigroup Global Markets Inc., of Credit Suisse Securities (USA) LLC, of Banco Espírito Santo de Investimento S.A. and of HSBC Securities (USA) Inc. (together, the “Global Coordinators of the International Offering “), from Banco do Brasil Securities LLC, from Bradesco Securities, Inc., from Caixa – Banco de Investimento, S.A., from Goldman, Sachs & Co., from Itau BBA USA Securities, Inc., from Morgan

Stanley & Co. LLC. and from Santander Investment Securities Inc. (together with the Global Coordinators of the International Offering, “Joint Bookrunners of the International Offering”) and with the participation of other contracted financial institutions, which consists of the public offering for primary distribution of Shares in the United States of America (“International Offering Shares”), in the form of ADSs, represented by ADRs, to be listed and admitted for trading in the NYSE, in accordance with the U.S. Securities Act of 1933, as amended (“Securities Act”) (“International Offering”). Each ADS represents 1 Preferred Share or 1 Common Share, as the case may be.

The Global Offering will be registered: (i) for the Brazilian Offering, with the CVM in Brazil, pursuant to CVM Instruction 400; and (ii) for the International Offering, in the United States of America with the U.S. Securities and Exchange Commission (“SEC”), in accordance with the Securities Act.

Pursuant to the terms of article 24 of CVM Instruction 400, the amount of Shares initially offered, (i) without taking Additional Shares into consideration (as defined below) and (ii) in compliance with the ratio of 1/3 (one-third) common shares and 2/3 (two-thirds) preferred shares issued by the Company, can be increased by up to 15%, that is, up to 862,662,895 Shares, with up to 287,554,298 Common Shares, and up to 575,108,597 Preferred Shares, including Shares in the form of ADSs, represented by ADRs, to be issued by the Company, under the same conditions and at the same price as the Shares initially offered (“Supplemental Shares”), pursuant to the option granted by the Company to BTG Pactual in the Contract for the Coordination, Placement, and Firm Guarantee of the Settlement of Common and Preferred Shares Issued by Oi S.A., to be entered into by the Company, the Offering Coordinators, and BM&FBOVESPA, with the latter acting as the intervening and consenting party (“Brazilian Placement Contract” and “Supplemental Share Option”). The Supplemental Shares will be exclusively designated to resolve a potential excess in demand resulting from the Global Offering.

The Stabilizing Agent will have the exclusive right, but not the obligation, as of the date of signing the Brazilian Placement Contract, and for a period of up to 30 days as of the date of publication of the Announcement of the Commencement of the Public Offering for Primary Distribution of Common and Preferred Shares Issued by Oi S.A. (“Announcement of Commencement”), to exercise the Supplemental Share Option, in whole or in part, once or various times, after written notification to the other Offering Coordinators, provided the over-allotment decision, at the time of the establishment of the Preferred Share Price (as defined in item 7 below) is mutually agreed upon by the Offering Coordinators. The stabilization of the Common Shares will only take place in an ancillary manner that is linked to the stabilization of Preferred Shares so as to guarantee the upholding of the ratio of 1/3 (one-third) common shares and 2/3 (two-thirds) preferred shares issued by the Company with respect to the exercise of the Supplemental Share Option.

Pursuant to the terms of article 14, paragraph 2, of CVM Instruction 400, the amount of Shares initially offered (without taking Supplemental Shares into consideration) [was / could have been / but was not] at the Company’s discretion, upon the mutual agreement of Offering Coordinators and International Offering Coordinators, increased by [up to] [20%] of the total Shares initially offered (without taking Supplemental Shares into consideration), that is, [up to] 1,150,217,194 Shares, meaning [up to] 383,405,731 Common Shares, and [up to] 766,811,463 Preferred Shares (thereby complying with the Statutory Ratio), including Shares in the form of ADSs, represented by ADRs, under the same conditions and at the same price as Shares initially offered (“Additional Shares”).

2.	CORPORATE APPROVALS

The completion of the Global Offering via an increase in the Company’s share capital, with the exclusion of the shareholders’ right of preference, as per article 172, paragraph I, of Law No. 6,404, dated December 15, 1976, as amended (“Brazilian Corporations Law”), and of article 9 of the Company’s by-laws, but with the concession of priority to the Company’s current shareholders as per article 21 of CVM Instruction 400, was approved at the Board of Directors meeting held on February 19, 2014, the minutes of which were published in the Official Gazette of the State of Rio de Janeiro (Diário Oficial do Estado do Rio de Janeiro) (“DOERJ”) and in the newspaper Valor Econômico, in the March 25, 2014 edition, and registered at the Board of Trade of the State of Rio de Janeiro (Junta Comercial do Estado do Rio de Janeiro) (“JUCERJA”), under No. 000026011938, on March 10, 2014.

The completion of the Global Offering was reratified at the Board of Directors meeting held on April 1, 2014, the minutes of which were published in the DOERJ and the newspaper Valor Econômico, in the editions dated [month] [day], 2014, and registered at JUCERJA on [month] [day], 2014 under No. [—].

The Company’s authorized capital was increased with the consequent amendment of article 6 of the Company’s by-laws, as approved in an extraordinary general shareholders meeting held on March 27, 2014, the minutes of which were published in the DOERJ and the newspaper Valor Econômico, in the editions dated [month] [day], 2014, and registered at JUCERJA on [month] [day], 2014 under No. [—].

The Price per Preferred Share (as defined below), and the increase in the Company’s capital stock, within the authorized capital limit set forth in its by-laws, and with the issuance of common and preferred shares within the Statutory Ratio, were approved at a meeting of the Company’s Board of Directors held on [April] [28], 2014, the minutes of which will be registered at the Board of Trade of the State of Rio de Janeiro and was published in the newspaper Valor Econômico on the date of publication of the Announcement of Commencement, and will be published in the Official Gazette of the State of Rio de Janeiro on the following business day.

The establishment of the Price of Common Shares (as defined below) based on the Price of Preferred Shares, and appraised in accordance with the conversion rate of 1 Preferred Share for 0.9211 Common Shares reflects the ratio to be used for the Company’s merger of shares by TmarPart, as agreed upon in the Memorandum of Understanding executed within the scope of the Corporate Transaction on October 1, 2013, and disclosed via a Notice to the Market published on October 02, 2013, the execution of which was ratified at the Company’s Board of Directors meeting held on December 18, 2013.

3.	TARGET GROUP FOR PRIORITY OFFERING

The Priority Offering is aimed at holders of shares issued by the Company, on the First Cut-Off Date (as defined below) and holders of ADRs who fulfilled the Cancellation and Return procedures (“Shareholders”), as well as Assignees (“Priority Offering”).

The Priority Offering was held pursuant to the terms of article 21 of CVM Instruction 400, to ensure Shareholder participation, based on the identification of Shareholders owners of common shares and/or preferred shares issued by the Company and held by BM&FBOVESPA or Banco do Brasil S.A., a depositary institution of shares issued by the Company, as the case may be, (a) at the end of the day on April 09, 2014 (“First Cut-Off Date”); and (b) considering the amount of shares it respectively holds, at the end of the day on April 17, 2014 (“Second Cut-Off Date”)”). The Priority Offering is exclusively intended for Shareholders and Assignees. Therefore, for the purposes of calculating the Proportional Subscription Limit (as defined below) for each Shareholder, only the amount of preferred shares issued by the Company and held by the Shareholder on the Second Cut-Off Date was taken into consideration.

Each Shareholder that submitted the Request for Subscription for the Priority Offering during the Priority Offering Subscription Period or Priority Offering Subscription Date for Related Persons, as the case may be, was guaranteed the right to subscribe to Priority Rights Shares in an amount equal to the shareholding percentage of the respective Shareholder, by type of share, of common shares and/or preferred shares, as the case may be, of the Company’s total capital stock, on the Second Cut-Off Date, applied over the amount of Priority Offering Common Shares and/or Priority Offering Preferred Shares, as the case may be, disregarding any fractional Shares and the Company’s shares held in treasury (“Proportional Subscription Limit”).

Each Shareholder (including Portugal Telecom) that submitted the Request for Subscription for the Priority Offering during the Priority Offering Subscription Period or Priority Offering Subscription Date for Related Persons, as the case may be, was guaranteed the right to subscribe to Priority Rights Shares that exceeded the Proportional Subscription Limit or the Subscription Limit of Portugal Telecom (as defined below), as the case may be, by indicating in the Request for Subscription for the Priority Offering the Shareholder’s interest in subscribing to unsold shares. In any case, if the ratio resulted in a fractional number of Shares, the value of the investment would be limited to the amount corresponding to the greatest whole number of Shares, disregarding any fractional shares.

In the event that all Shareholders [exercised /did not exercise] their priority right to subscribe to the Priority Offering Shares, the totality of the Shares offered (without considering [Additional Shares and] Supplemental Shares) [was / was not] destined exclusively to the Priority Offering, in such a manner that the Retail Offering and Institutional Offering [were not / were] fulfilled.

Each shareholder who holds one preferred share issued by the Company (“Preferred Share”), including Portugal Telecom, as evidenced by their ownership positions at the First Cut-Off Date, had the right to subscribe to up to 3.40723409 Preferred Shares within the scope of the Priority Offering (“Priority Offering Preferred Shares” for each preferred share issued by the Company held by the Shareholder on the Second Cut-Off Date. If the resulting amount of Preferred Shares is fractional, the value of the investment will be limited to the amount corresponding to the greatest whole number of Priority Offering Preferred Shares, disregarding any fractional shares.

Exclusively for Shareholders who owned only one preferred share issued by the Company on the Second Cut-Off Date, as evidenced by their escrow positions on the First Cut-Off Date, were granted the right to subscribe to a Priority Offering Preferred Share.

Shareholders not exercising their right of priority within the scope of the Priority Offering or exercising their right of priority within the scope of the Priority Offering by subscribing to a number of Shares below the respective shareholding proportion accorded to the shareholder may be diluted. For additional information on the potential dilution to which the Company Shareholders are subject within the scope of the Global Offering, see the risk factor entitled “Investors in the Global Offering may undergo immediate dilution in the value of their investments in our Shares” detailed in the “Risk Factors - Risks relating to the Global Offering and to the Shares” section and the “Dilution” section, both in the Final Prospectus.

Shareholders were able to assign (in this case, “Assigning Shareholders”), in whole or in part, their respective subscription rights within the scope of the Priority Offering, as well as the Subscription Requests for the Priority Offering, already executed by them for third parties, Shareholders or otherwise (“Assignees”) as long as: (i) the Assigning Shareholder(s) and the Assignee(s) entered into this assignment of subscription rights according to the template attached to the Preliminary Prospectus (“Priority Rights Assignment Agreement”); and (ii) exclusively on April 9, 2014, up to 5:00 p.m., one copy of the duly signed Priority Rights Assignment Agreement, notarized for authenticity, and, in the case of corporate entities, together with a copy of the power-of-attorney documents, delivered to any of the Offering Coordinators. Once the assignment of the subscription rights of the Subscription Requests of the Priority Offering under the terms above, the provisions applicable to Shareholders within the scope of the Offering, including with regards to request for unsold shares in the Priority Offering, shall apply to the Assignees..

In the event that all Shareholders [exercised / did not exercise] their priority right to subscribe to the Priority Offering Shares, the totality of the Shares offered (without considering [Additional Shares and] Supplemental Shares) [was / was not] destined exclusively to the Priority Offering, in such a manner that the Retail Offering and Institutional Offering [were not / were] fulfilled.

On December 14 2012, the Company executed the Ownership Interest Agreement under Level 1 of Corporate Governance of the BM&FBovespa. Preferred shares issued by the Company are listed in the Level 1 segment under the “OIBR4” code.

This Subscription List for Registered Preferred Shareholders does not constitute an offer for the subscription or sale (i) of the ADSs or of the common and preferred shares represented by them in the United States of America or in any other jurisdiction in which sale is prohibited. The Global Offering was registered: (i) before the CVM in compliance with CVM Instruction 400; and (ii) before the SEC, in compliance with the Securities Act. No registration of the Offering or of the Shares shall occur with any agency or body regulating the capital market of any other country, except for Brazil and the United States of America. The ADSs may not be offered or sold abroad without registration or the granting of a waiver for such registration. Any public offering abroad shall be carried out through the use of the prospectus, which shall contain detailed information about the Company and its management, as well as its financial statements. The International Offering Coordinators shall not have any responsibility over the public distribution of the Shares of the Brazilian Offering in Brazil, as well as with respect to the information contained in this Subscription List for Registered Preferred Shareholders.

Partial distribution was not allowed within the scope of the Global Offering.

Except where specifically set forth in this Subscription List for Registered Preferred Shareholders, the terms used hereunder starting with a capital letter shall have the meaning attributed thereto in the Final Prospectus of Public Offering for Primary Distribution of Common Shares and Preferred Shares issued by Oi S.A. (“Final Prospectus”). This was obtained by the SUBSCRIBER upon the completion of this Subscription List for Registered Preferred Shareholders.

On March 27, 2014, by means of Official Letter/CVM/SRE/no. 129/2014, the CVM suspended for a period of up to 30 days, this Offering, whose registration request is under analysis, due to the publication, on March 26, 2014, of media articles on the websites Exame.com, R7 Notícias and Estadão.com.br. (“Reports”), containing statements made by Mr. Zeinal Bava, Chairman of the Company, in breach of the provisions of article 48, paragraph IV, of CVM Instruction 400.

The Company and Lead Coordinating filed with the CVM a request to revoke the suspension of the Offering (“Request for Reconsideration”) and the Company has adopted measures to repair the negative impact on the market resulting from the disclosure of Reports, through provision of a Material Fact by means of the IPE system on March 27, 2014, and its publication in the newspaper Valor Econômico on March 28, 2014, recommending that investors and other interested parties in the Offering disregard the statements contained in the Reports in making their investment decisions, considering information contained only in the Prospectuses and in the Company’s Reference Form, with special attention to the “Risk Factors”.

On April 1, 2014, by means of Official Letter/CVM/SRE/no. 153/2014, the CVM, approved the aforementioned Reconsideration Request and ruled to revoke the suspension of the Offering, which was launched with the publication of a Notice to the Market.

THE COMPANY EMPHASIZES AND REITERATES THAT ITS INVESTORS AND THE MARKET IN GENERAL SHOULD NOT TAKE INTO CONSIDERATION THE STATEMENTS CONTAINED IN THE MEDIA REPORTS IN MAKING THEIR INVESTMENT DECISIONS AND THEY SHOULD BASE THEIR INVESTMENT DECISION ONLY AND EXCLUSIVELY ON THE INFORMATION CONTAINED IN THE PROSPECTUSES, INCLUDING ANY ADDENDA AND DOCUMENTS INCORPORATED THEREIN BY REFERENCE, AMONG WHICH IS THE COMPANY’S “FORMULÁRIO DE REFERÊNCIA”.

READ THE FINAL PROSPECTUS AND THE “FORMULÁRIO DE REFERÊNCIA” PRIOR TO ACCEPTING THE BRAZILIAN OFFERING, ESPECIALLY THE SECTIONS ENTITLED “COMPANY SUMMARY - MAIN COMPANY-RELATED RISK FACTORS” AND “RISK FACTORS - RISKS RELATED TO THE GLOBAL OFFERING AND THE SHARES” OF THE FINAL PROSPECTUS, AS WELL AS SECTIONS “4. RISK FACTORS” AND “5. MARKET RISKS” OF THE “FORMULÁRIO DE REFERÊNCIA”, INCLUDED AS A REFERENCE IN THE PROSPECTUS, FOR AWARENESS AND EVALUATION OF RISK FACTORS THAT MUST BE CONSIDERED WITH REGARDS TO THE COMPANY, THE OFFERING AND THE INVESTMENT IN SHARES. THESE DOCUMENTS ARE THE ONLY ONES THAT SHOULD BE CONSIDERED BY POTENTIAL INVESTORS WHEN MAKING INVESTMENT DECISIONS REGARDING THE COMPANY’S SHARES AND THEY CONTAIN ALL RELEVANT INFORMATION PERTAINING TO IT FOR THE PURPOSE OF THE OFFERING. READING THE PROSPECTUS ENABLES A SUFFICIENTLY DETAILED ANALYSIS OF THE TERMS AND CONDITIONS OF THE OFFERING AND THE RISKS INHERENT TO IT.

The registration of this distribution does not constitute a guarantee by the CVM of the veracity of the information provided or a judgment on the status of the issuing Company, as well as regarding the Shares to be distributed.

Registration of the Offering on CVM: CVM/SRE/REM/2014/[—], granted on April [—], 2014.

QUALIFICATION OF THE SUBSCRIBER
1 Full Name/Corporate Name	2 Spouse’s Name	3 Individual Taxpayer’s Register (Cadastro de Pessoas Físicas) (CPF) / Corporate Taxpayer’s Register (Cadastro Nacional de Pessoas Jurídicas) (CNPJ)
4 Marital Status	5 Gender	6 Date of Birth/Association
7 Profession	8 Nationality	9 Identification Document / Issuing Agency
10 Address (Street/Avenue)	11 Number	12 Complement
13 District	14 City	15 State
16 Postal Code (CEP)	17 Email:	18 Telephone/Fax

QUALIFICATION OF THE SUBSCRIBER
19 Name of Authorized Representative (if applicable)
20 Identification Document / Issuing Agency	21 Individual Taxpayer’s Register (Cadastro de Pessoas Físicas) (CPF)	22 Telephone/Fax

OBLIGATORY STATEMENT FOR PERSONS RELATED TO THE OFFERING

23 The SUBSCRIBER declares that:

(    ) he or she is (i) the controller and/or director of the Company and/or the Institutions Participating in the Brazilian Offering, the International Placement Agents and/or the Coordinators of the International Offering; (ii) another person related to the offering; and/or (iii) spouse or companion, ascendant or descendent or relative up to twice removed of the people cited in items (i) and (ii) above (“Related Person”);

(    ) he or she is not a Related Person to the Offering.

MANDATORY STATEMENT FROM THE SUBSCRIBER

Shareholder status

24 The SUBSCRIBER hereby declares through this Subscription List for Registered Preferred shareholders that:

(    ) he or she is a shareholder in the Company, as identified in the preferred shares issued by the Company owned by it and held in the custody of BM&FBOVESPA and the depositary institution of the Company’s shares on the First Cut-Off Date, in order to ensure its participation in the Priority Offering, and he or she is aware that calculation of his or her Proportional Subscription Limit for Priority Offering Shares will be undertaken based on the shareholding position at the end of the Second Cut-Off Date.

Unsold Preferred Shares from the Priority Offering

32 (    ) The SUBSCRIBER hereby manifests his or her intention to subscribe the Unsold Preferred Shares for the Priority Offering, observing its Proportional Subscription Limit (i) calculated according to the amount of Preferred Shares that he or she subscribes in the initial allocation of the Priority Offering Shares and, when applicable, the amount of Preferred Shares that he or she subscribes in each subsequent round, respectively; and (ii) multiplied by the amount of Preferred Shares subscribed in each round and applied considering (x) the balance of Unsold Preferred Shares and Priority Offering ascertained in each round; and (y) the investment value indicated in field 32 below and, thus, successively, until the balance of subscription requests for Unsold Preferred Shares of the Priority Offering runs out.

TERMS OF PAYMENT
25 There is no need to deposit the value of the investment on the execution of the subscription
26 [ ] Debit in checking account	Bank no.	Branch no.	Checking Account no.
27 [ ] wire transfer	Bank no.	Branch no.	Current Account no.
28 [ ] Check	Check no.	Bank no.	Branch no.
In the case of Portugal Telecom, payment will be executed by means of Goods, such as Assets under the terms detailed on the Contractual Clauses below.

INFORMATION RELATED TO RETURN OF PAYMENT
29 [ ] Debit in checking account	Bank no.	Branch no.	Checking Account no.

PREFERRED SHARES SUBSCRIBED
30 Number of Preferred Shares	31 Price per Share (R$)	32 Amount to Pay (R$)

MANDATORY STATEMENT FROM THE SUBSCRIBER

Condition of Foreign Investor (only for Shareholders that are Foreign Investors)

33        The SUBSCRIBER hereby declares through this Subscription List for Registered Preferred Shareholders that:

(    ) he or she is a foreign investor.

(    ) he or she is a shareholder of the Company, as identified in the preferred shares issued by the Company owned by it and held in the custody of BM&FBOVESPA and the depositary institution of the Company’s shares, on the First Cut-Off Date, in order to ensure its participation in the Priority Offering, and he or she is aware that calculation of his or her Proportional Subscription Limit for Priority Offering Shares will be undertaken based on the shareholding position at the end of the Second Cut-Off Date.

CONTRACTUAL CLAUSES

1        Pursuant to this Subscription List for Registered Preferred Shareholders, the Company, duly represented by the INSTITUTION PARTICIPATING IN THE BRAZILIAN OFFERING identified in field 35 below and authorized by the Offering Coordinators, hereby delivers to the SUBSCRIBER the amount of Preferred Shares indicated in field 30 above. The Amount to Pay indicated in field 32 above was obtained by multiplying the amount of Preferred Shares described in field 30 above based on the respective Price per Preferred Share indicated in field 31 above.

2        The Preferred Shares will entitle their owners to the same rights, advantages and restrictions as the holders of preferred shares issued by the Company, under the terms laid out in its by-laws and in the Brazilian Corporations Law, including: (i) voting rights restricted to only certain matters provided by law or the Company’s by-laws; (ii) priority repayment of capital in the event of the Company’s liquidation; (iii) full participation in the Company’s results from the date of publication of the Announcement of Commencement; with respect to the item below; (iv) dividends per priority share, calculated as the greater of (a) 6% (six percent) per year over the dividends per common share, calculated from the amount resulting from dividing the Company’s capital stock by the total number of shares issued by the Company; or (b) 3% (three percent) per year over the dividends per common share, calculated from the amount resulting from dividing the Company’s net book value by the total number of shares issued, from the date of publication of the Announcement of Commencement; and (v) the right to vote separately in decisions related to the hiring of non-Brazilian entities that are related to the controlling shareholders, with regards to agreements for the provision of administrative services, including technical assistance

3        In the context of the Offering, the subscription price per Preferred Share (“Price per Preferred Share” was set at R$[—], after the conclusion of the procedure for gauging intent to invest from Institutional Investors, undertaken in Brazil by the Offering Coordinators, in compliance with the provisions of article 23, paragraph 1, and article 44 of CVM Instruction 400, and abroad by the International Offering Coordinators (“Bookbuilding Procedure”), with the following parameters (a) the price of the Company’s preferred shares on the BM&FBOVESPA and (b) the indications of interest based on quality and amount of demand (by volume and price) collected from Institutional Investors during the Bookbuilding Procedure. Pricing will be executed based on the Company’s preferred shares by virtue of their greater liquidity and because its price better reflects the best market price of the Company’s shares. The choice of criteria for setting the Price per Common Share is justified, to the extent that the replacement ratio for the merger set out in the Corporate Transaction was established based on the market price of the Company’s shares within a period of 30 days.

4        The choice of criteria for setting the Price per Preferred Share is justified, to the extent that the market price of the Shares to be subscribed was calculated with the completion of the Bookbuilding Procedure, which reflected the value for which Institutional Investors presented their investment intentions in respect of the Shares and, therefore, not promoting unjustified dilution of the current Shareholders, under the terms of article 170, paragraph 1, item III, of the Brazilian Corporations Law. Shareholders who adhere exclusively to the Priority Offering and the Non-Institutional Investors did not participate in the Bookbuilding Process and, therefore, did not participate in setting the price of Preferred Shares.

5        The Shareholders, except for Portugal Telecom, shall undertake the subscription to the Priority Offering Shares through payment in cash, in national currency, with immediately available funds. Since Portugal Telecom, which [subscribed / could subscribe initially, without considering any unsold shares,] to Priority Offering Shares at an amount equal to an investment of up to R$5,709.90 million (“Subscription Limit of Portugal Telecom”), through assignment of the priority right held by the Shareholders TmarPart, Bratel Brasil S.A., Valverde Participações S.A., AG Telecom Participações S.A. and LF Tel S.A. in the capital stock of the Company, executed the commitment to subscribe to the Priority Offering Shares to be paid in with assets, with a view to contributing to the Assets of the Company. Under the terms of Brazilian Corporations Law, the Assets have been identified and appraised by an independent specialist company. The respective report was been submitted for analysis and approval by the general shareholders meeting of the Company on March 27, 2014.

6        This Subscription Form is executed on an irrevocable and irretractable basis, subject to the provisions of Clause 7 below, thereby obligating the parties on their behalf and on behalf of their successor for any purpose. As the SUBSCRIBER is considered a Shareholder, the provisions of the Subscription Request for Registered Preferred Shareholders are part of this Subscription Form for Registered Preferred Shareholders.

7        In the event of a substantial, subsequent and unforeseeable change in the factual circumstances existing upon the registration of the Offering, leading to a significant increase in the risks undertaken by the Company and inherent to the Offering itself, the CVM may accept a petition for modification (“Modification”) or revocation (“Revocation”) of the Offering formulated by the Company and by the Lead Coordinator. If the Modification is granted, the Offering may be extended by up to 90 (ninety) days.

Paragraph One. In the case of acceptance by the CVM of the Offering Revocation claim, this Subscription Form for Registered Preferred Shareholders will be automatically cancelled and any amounts that may have been paid or deposited by the SUBSCRIBER to the INSTITUTION PARTICIPATING IN THE BRAZILIAN OFFERING will be returned, in the manner specified in field 29 above, without remuneration or monetary adjustment and with the deduction of any amounts relating to taxes, within three (3) business days from the date of publication of the notice to the market.

Paragraph Two. In the event of acceptance by the CVM of the Offering Amendment claim, this amendment will be disclosed immediately by means of an advertisement in the newspaper Valor Econômico and the Official Journal of the State of Rio de Janeiro, which are also vehicles used to disclose Notices to the Market and the Announcement of Commencement, pursuant to the provisions under article 27 of CVM Instruction 400 (“Rectification Notice”, for notification of the SUBSCRIBER.

Paragraph Three. If this Subscription Form for Registered Preferred Shareholders was signed prior to any Offering Amendment, the SUBSCRIBER must be informed about the amendment made and must, within a period of no more than 5 (five) business days, as of receipt of the communication, revoke or confirm, in writing, its continued interest in the Share subscription. If such notification is not received from the SUBSCRIBER within 5 (five) business days, it will be assumed that the SUBCRIBER wishes to accept the subscription of Preferred Shares. In the event that the SUBSCRIBER revokes its acceptance of the Offering, in writing, any amounts that may have been paid or deposited by the SUBSCRIBER to the INSTITUTION PARTICIPATING IN THE BRAZILIAN OFFERING will be returned, in the manner specified in field 29 above, without remuneration or monetary adjustment and with the deduction of any amounts relating to taxes, within three (3) business days of the aforementioned revocation date.

8        A Shareholder who is a Related Person must have made a Request for Subscription for the Priority Offering with a single Institution Participating in the Brazilian Offering, and must indicate in the respective Request for Subscription for the Priority Offering, its capacity as Related Person, while, in accordance with article 55 of CVM Instruction 400 [if there had been / where there has been] a surplus demand greater than 1/3 (one-third) of the Shares initially offered (without considering the Supplemental Shares [and the Additional Shares]), the placement of Shares with Shareholders that are Related Persons by the Institutions Participating in the Brazilian Offering [would be / were] permitted, and the Requests for Subscription submitted by Shareholders that are Related Persons [would be/were] automatically cancelled, with the exception of Requests for Subscription for the Priority Offering for Related Persons made by the Shareholders who are Related Persons on the Priority Offering Subscription Date for Related Persons.

9        Banco do Brasil S.A., a financial institution contracted to provide book-keeping services for the Preferred Shares, is authorized to register, in the name of the SUBSCRIBER, the amount of Preferred Shares under this Subscription List for Registered Preferred Shareholders identified in field 30 above.

10        This instrument authorizes the transfer, by the Central Securities Depository of the BM&FBOVESPA, an institution that provides custody services for the Preferred Shares, of the amount of Preferred Shares under this Subscription List for Registered Preferred Shareholders identified in field 30 above, to a custody account in the name of the SUBSCRIBER held at the Central Securities Depository of the BM&FBOVESPA.

Sole Paragraph. In consideration for the Preferred Shares custody service provided by the Central Securities Depository of the BM&FBOVESPA, the SUBSCRIBER will, on a monthly basis, pay the monthly custody rate for the Preferred Shares to the INSTITUTION PARTICIPATING IN THE BRAZILIAN OFFERING, which undertakes to pass it on to the Central Securities Depository of the BM&FBOVESPA, at the current value in the Charges and Fees Table of the Central Securities Depository of the BM&FBOVESPA.

11        The SUBSCRIBER declares that it is aware that the Preferred Shares will be delivered to it after 4:00 p.m. on the Settlement Date.

12        Having received, in this act, the total value indicated in field 32 above, in the manner indicated in fields 26 to 28 above, the Company shall grant the SUBSCRIBER the full, general, and irrevocable discharge of the respective value. In the same way, having received the number of Preferred Shares indicated in Field 30 above, the SUBSCRIBER shall grant the Company full, general and irrevocable discharge of the delivery of the Preferred Shares.

13        The SUBSCRIBER declares knowledge of the Final Prospectus and Reference Form of the Company incorporated by reference to the Final Prospectus, as well as its entire content and the way to obtain it, including by electronic means, at the following addresses: (i) Company, located at Rua do Lavradio, no. 71, 2nd floor, Centro, in the city of Rio de Janeiro, State of Rio de Janeiro (http://ri.oi.com.broi2012/web/conteudo_pt.asp?idioma=0&tipo=50669&conta=28&id=188192); (ii) Lead Coordinator, located at Avenida Brigadeiro Faria Lima, no. 3477, 14th floor, in the city of São Paulo, State of São Paulo (https://www.btgpactual.com/home/InvestmentBank.aspx/InvestmentBanking/MercadoCapitais (on that page click on “2014” in the left menu, then click on “Final Prospectus” just below “Primary Public Offering of Common and Preferred Shares Issued by Oi SA”); (iii) BofA Merrill Lynch, located at Avenida Brigadeiro Faria Lima, no. 3400, 18th floor, in the city of São Paulo, State of São Paulo (http://www.merrilllynch-brasil.com.br (in this website, in the item “Global Markets & Investment Banking Group”, click on “Oi” and then click “Final Prospectus”); (iv) Barclays, located at Avenida Brigadeiro Faria Lima, No. 4440, 12th floor, in the city of São Paulo, State of São Paulo (https://live.barcap.com/publiccp/ECM/br.html (in this website click on the item “Oi SA - Final Prospectus”); (v) Citi, located at Avenida Paulista, No. 1111, 11th and 14th floors (part), in the city of São Paulo, State of São Paulo (https://www.brasil.citibank.com/corporate/prospectos.html - in this website access “Broker” and then click “Final Prospectus for Public Offering for Primary Distribution of Common and Preferred Shares Issued by Oi SA”); (vi) Credit Suisse, located at Rua Leopoldo Couto de Magalhães Junior, No. 700, 10th floor, in the city of São Paulo, State of São Paulo (http://br.credit-suisse.com/ofertas (in this website, click on “Oi S.A.” and then click on “Final Prospectus”); (vii) BESI, located at Avenida Brigadeiro Faria Lima, no. 3729, 8th and 9th floors, in the city of São Paulo, State of São Paulo (http://www.espiritosantoib.com.br - in this website, access “Capital Market”, just below “2014” and then “Final Prospectus of Shares - Oi SA”); (viii) HSBC, located at Avenida Brigadeiro Faria Lima, no. 3064, 4th floor, in the city of São Paulo, State of São Paulo (www.hsbc.com.br/ofertaspublicas - in this website click on “Final Prospectus - Oi S.A.”); (ix) BB Investimentos, located at Rua Senador Dantas no. 105, 36th floor, in the city of Rio de Janeiro, State of Rio de Janeiro (www.bb.com.br/ofertapublica – in this website, in “Deals in progress,” access “Oi” and then “Read the Final Prospectus”); (x) Bradesco BBI, located at Avenida Paulista, no. 1450, 8th floor, in the city of São Paulo, State of São Paulo (http://www.bradescobbi.com.br - in this website enter in “Public Offerings”, access “Oi SA” and, later, “Final Prospectus”); (xi) Caixa Geral, located at Rua Joaquim Floriano, no. 960, 16th and 17th floors, in the city of São Paulo, State of São Paulo (http://www.bcgbrasil.com.br/Divulgacao-informacoes/Ofertas-publicas-distribuicao/Paginas/Ofertas-publicas.aspx - in this website click on “Final Prospectus” just above “Final Prospectus for Public Offering of Shares of Oi SA); (xii) Goldman Sachs, located at Rua Leopoldo Couto de Magalhães Júnior, no. 700, 17th floor, in the City of São Paulo, State of São Paulo (http://www2.goldmansachs.com/worldwide/brazil/area/Investment-banking.html - in this website, access “Oi SA” and then click on “Agree” and then click on “Final Prospectus”); (xiii) Itaú BBA, located at Avenida Brigadeiro Faria Lima, no. 3400, 3rd to 8th and 11th a 12th floors, in the city of São Paulo, State of de São Paulo (http://www.itaubba.com.br/portugues/atividades/prospectos-to-iubb.asp - on that page access “Public Offering for Primary Distribution of Oi - Final Prospectus”); (xiv) Morgan Stanley, located at Avenida Brigadeiro Faria Lima, no. 3600, 6th floor, 7th floor – part and 8th floor, in the city of São Paulo, State of São Paulo

(www.morganstanley.com.br/prospectos - in this website, under “Local Prospects”, access the “Final Prospectus” link in the subsection “Oi SA”); (xv) Santander, located at Avenida Presidente Juscelino Kubitschek, no. 2041 and no. 2235, Block A, in the city of São Paulo, State of São Paulo (www.santander.com.br/prospectos - in this website access the item “Public offering for primary distribution of shares of Oi SA” the link “Download the Final Prospectus”); (xvi) XP Investimentos, located at Avenida das Américas, no. 3434, Block 7, 2nd floor , in the city of São Paulo, State of São Paulo (www.xpi.com.br/conteudo/oferta-publica.aspx - in this site, click on “Oi SA” and access the link “Final Prospectus”); (xvii) BNP Paribas, located at Avenida Presidente Juscelino Kubitschek, no. 510, 13th floor, in the city São Paulo, State of São Paulo (www.bnpparibas.com.br - in this website, access “Prospectus” and then click on “Final Prospectus for Public Offering of Shares of Oi”); (xviii) CVM, located at Rua Sete de Setembro, no. 111, 5th floor, in the city of Rio de Janeiro, State of Rio de Janeiro, and at Rua Cincinato Braga, no. 340, 2nd, 3rd and 4th floors, in the city of São Paulo, State of São Paulo (www.cvm.gov.br - access at the home page, “ITR, DFP, IAN, IPE, FC. FR and other Information” and type “Oi” in the available field. Then access “Oi SA”, “Prospectus of Public Offering” and click on the link for the latest Final Prospectus available); and (xix) BM&FBOVESPA (http://www.bmfbovespa.com.br/Cias-Listadas/Empresas-Listadas/ResumoInformacoesRelevantes.aspx?codigoCvm=11312& idioma=pt-br - in this website, access “Prospectus of Public Offering” and click on the link for the latest Final Prospectus available).

14        In the event of the publication of a Rectification Notice, the SUBSCRIBER hereby declares full awareness of the respective terms and conditions.

The courts of the city of São Paulo, State of Sao Paulo have been elected to settle any disputes arising from this Subscription List for Registered Common Shareholders, with express waiver of any other jurisdiction, however privileged it is or comes to be.

In witness whereof, the parties have signed the present instrument, in two (2) identical copies and for one effect, in the presence of two (2) witnesses.

15 I declare that for all purposes (i) I agree with the contract terms and other conditions expressed herein; and (ii) I have obtained a copy of the Final Prospectus, being aware of its entire content, especially the “Company Summary - Main Company-related Risk Factors” section and the “Risk Factors - Risks relating to the Global Offering and to the Shares” section, the Final Prospectus, as well as sections “4. Risk Factors” and “5. Market Risks” of the Company’s Reference form.

16 Stamp and signature of the INSTITUTION PARTICIPATING IN THE OFFERING
Place	Date	Place	Date

SUBSCRIBER OR LEGAL REPRESENTATIVE		INSTITUTION PARTICIPATING IN THE BRAZILIAN OFFERING
17 Witnesses

Name: Individual Taxpayer’s Register (Cadastro de Pessoas Físicas) (CPF):		Name: Individual Taxpayer’s Register (Cadastro de Pessoas Físicas) (CPF)

40